UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________

Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
________________________________________________
SUNRUN INC.
(Name of Registrant as Specified In Its Charter)
________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders:
We cordially invite you to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Sunrun Inc., a Delaware corporation, which will be held exclusively online via a live audio-only webcast on Thursday, June 2, 2022 at 8:30 a.m. Pacific Time. There will not be a physical meeting location. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/RUN2022, where you will be able to attend the Annual Meeting via a live audio-only webcast. You will be able to vote your shares and submit questions during the Annual Meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:15 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures.
At this year’s meeting, we will vote on the election of directors and the ratification of the selection of Ernst & Young LLP as Sunrun’s independent registered public accounting firm. We will also conduct a non-binding advisory vote to approve the compensation of Sunrun’s named executive officers. In addition, we will consider a shareholder proposal relating to a public report on the use of concealment clauses in the context of harassment, discrimination and other unlawful acts, if it is properly presented at the Annual Meeting. Finally, we will transact such other business as may properly come before the meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, by telephone or by mailing a completed proxy card or voting instruction form (if you request printed copies of the proxy materials to be mailed to you). Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether you attend the meeting. Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of 2022 Annual Meeting of Stockholders and Proxy Statement.
We appreciate your investment and are thankful for the trust you have placed in us. Our mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. Your support is what will make our mission a reality. Thank you for your continued investment in Sunrun.

Mary Powell
Chief Executive Officer
April 20, 2022

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225 Bush Street, Suite 1400
San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Pacific Time on Thursday, June 2, 2022

Dear Stockholders of Sunrun Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Sunrun Inc., a Delaware corporation, which will be held exclusively online via a live audio-only webcast on Thursday, June 2, 2022 at 8:30 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:

Agenda Item	Board Vote Recommendation
1. To elect the three nominees to serve as Class I directors until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified	“FOR”
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022	“FOR”
3. To approve, on an advisory basis, the compensation of our named executive officers (“Say-on-Pay”), as disclosed in the proxy statement	“FOR”
4. To consider a shareholder proposal relating to a public report on the use of concealment clauses in the context of harassment, discrimination and other unlawful acts, if properly presented at the Annual Meeting
“FOR”

In addition to the matters described above, the agenda may also include such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/RUN2022, where you will be able to attend the Annual Meeting via a live audio-only webcast. You will be able to vote your shares and submit questions during the Annual Meeting webcast by logging in to the website listed above using the 16-digit control number included in your proxy card. Online check-in will begin at 8:15 a.m. Pacific Time, and we encourage you to allow ample time for the online check-in procedures.

Our board of directors has fixed the close of business on April 7, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 7, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 20, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.

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Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

By order of the Board of Directors,

Jeanna Steele
Chief Legal Officer and Chief People Officer
San Francisco, California
April 20, 2022

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PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:30 a.m. Pacific Time on Thursday, June 2, 2022

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Sunrun Inc., a Delaware corporation, (“Sunrun” or the “Company”), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 2, 2022 at 8:30 a.m. Pacific Time, via a live audio webcast. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed or available to stockholders on or about April 20, 2022 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on the following proposals:
•the election of three Class I directors as named in this proxy statement to serve until our 2025 annual meeting of stockholders;
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•the advisory approval of the compensation of our named executive officers (“Say-on-Pay”), as disclosed in the proxy statement;
•a stockholder proposal relating to a public report on the use of concealment clauses in the context of harassment, discrimination and other unlawful acts; and
•any other business as may properly come before the Annual Meeting.
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of Lynn Jurich, Alan Ferber, and Manjula Talreja as Class I directors;
•“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•“FOR” the advisory approval of the compensation of our named executive officers (“Say-on-Pay”), as disclosed in the proxy statement; and
•“FOR” the stockholder proposal relating to a public report on the use of concealment clauses in the context of harassment, discrimination and other unlawful acts.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 7, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.
Registered Stockholders. If on April 7, 2022, shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person during the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If on April 7, 2022, shares of our common stock are held on your behalf in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares and are also invited to attend the Annual Meeting. Please follow the instructions provided by your broker, bank or other nominee as to how to vote your shares. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, trustee or other nominee as “street name stockholders.”
What constitutes a quorum for the Annual Meeting?
A quorum is required for stockholders to conduct business at the Annual Meeting. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. As of the close of business on the record date, there were 209,591,973 shares of our common stock outstanding. Shares present, in person or represented by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a stockholder’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum.
How many votes do I have?
In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
How many votes are needed to approve each proposal?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Any shares not voted “FOR” a particular nominee (as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHELD” on each of the nominees.
•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST.” Broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “AGAINST” and broker non-votes will have no effect.
•Proposal No. 4: The approval of the stockholder proposal relating to a public report on the use of concealment clauses requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “AGAINST” and broker non-votes will have no effect.
How do I vote?
If you are a stockholder of record, there are three ways to vote:
•    By Internet: You may submit a proxy over the Internet by following the instructions at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you visit the website);
•    By Toll-free Telephone: You may submit a proxy by calling (800) 690-6903 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you call); or
•    By Mail: You may complete, sign and mail your proxy card (if you received printed proxy materials) which must be received by us no later than the day before the Annual Meeting.
Even if you plan to attend the Annual Meeting virtually via the Internet, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank trustee or other nominee in order to instruct your broker or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone or by Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares during the Annual Meeting unless you obtain a legal proxy from your broker, bank, trustee or other nominee.
Assistance and Additional Information
If you need assistance with submitting a proxy to vote your shares via the Internet, by telephone or by completing your Sunrun proxy card, or have questions regarding the virtual annual meeting, please contact MacKenzie Partners, the proxy solicitor for Sunrun at (800) 322-2885 (toll-free for stockholders), (212) 929-5500 (collect for banks and brokers) or proxy@mackenziepartners.com.
Can I change my vote after submitting my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting in any one of the following ways:
•    You may enter a new vote by Internet or by telephone until 11:59 p.m. Eastern Time the day before the Annual Meeting;
•    You may submit another properly completed, proxy card by mail with a later date, which must be received by us no later than the day before the Annual Meeting;
•    You may send written notice that you are revoking your proxy to our Secretary at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, CA 94104, which must be received by us no later than the day before the Annual Meeting; or
•    You may attend the Annual Meeting virtually by visiting www.virtualshareholdermeeting.com/RUN2022 and complete an online ballot at the Annual Meeting. Please have your 16-digit control number previously provided to you in your proxy materials and the meeting password. If you are a street name stockholder, your broker or nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the virtual Annual Meeting?
Access to the virtual meeting will begin at 8:15 a.m. Pacific Time on Thursday, June 2, 2022.
Registered Stockholders. If on April 7, 2022, shares of Sunrun common stock were registered directly with your name with AST, our transfer agent, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2022 and entering the 16-digit control number previously provided to you in your proxy materials.
Street Name Stockholders. If on April 7, 2022, shares of Sunrun common stock were held on your behalf in a stock brokerage account, or by a bank, trustee or other nominee, you can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/RUN2022 and entering the 16-digit control number previously provided to you in your proxy materials. Street name stockholders who did not receive a 16-digit control number from their bank or brokerage firm, who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a shareholder to obtain a legal proxy either online or by mail.
The virtual Annual Meeting website will be active fifteen minutes prior to the start of the meeting and stockholders are encouraged to log in to the meeting early. Only stockholders who have a 16-digit control number may attend the meeting and vote during the meeting. Stockholders experiencing technical difficulties accessing the meeting may call the support number which appears on the login page.
Why are you holding a virtual Annual Meeting?
We have adopted a virtual meeting format for our Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this is an important step both to enhance stockholder access and engagement and to reduce the environmental impact of our Annual Meeting.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Mary Powell, Ed Fenster, Tom vonReichbauer and Jeanna Steele as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described under “How does the board of directors recommend I vote on these proposals?” above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned to a later date, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions before the new date, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 20, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting and who will bear the cost of this solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other nominee vote my shares if I fail to provide timely directions?
Brokerage firms and other nominees, for example banks or agents, holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on Proposal No. 2, our sole “routine” matter, but brokers and nominees cannot use their discretion to vote “uninstructed” shares with respect to matters that are considered “non-routine”. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8‑K (“Form 8-K”) that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we will file a Form 8‑K to publish preliminary results and will provide the final results in an amendment to the Form 8‑K as soon as they become available.
What is the deadline for stockholders to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, the proposal must be mailed to us and our Secretary must receive the written proposal at our principal executive offices not later than close of business (5:00 p.m. Pacific time) on December 21, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Sunrun Inc., Attention: Secretary, 225 Bush Street, Suite 1400, San Francisco, CA 94104.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•    not earlier than February 4, 2023; and
•    not later than the close of business on March 6, 2023.
In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•    the 90th day prior to our 2023 annual meeting of stockholders; or
•    the 10th day following the day on which public announcement of the date of our 2023 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Sunrun will not consider any proposal or nomination that is not timely or otherwise does not meet the requirements of our Bylaws and SEC regulations. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating, governance, and sustainability committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Universal Proxy
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investors – Corporate Governance” section. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of nine members. Six of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market (“Nasdaq”). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following table sets forth the names, ages as of April 20, 2022, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), each new director nominee, and for each of the continuing members of our board of directors.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Lynn Jurich	I	42	Co-Executive Chair and Director	2007	2022	2025
Alan Ferber(1)(2)	I	54	Director	2018	2022	2025
Manjula Talreja	I	63	Director	2022	2022	2025

Continuing Directors
Leslie Dach(1)(3)	II	68	Director	2016	2023	—
Edward Fenster	II	45	Co-Executive Chair and Director	2007	2023	—
Mary Powell	II	61	Chief Executive Officer and Director	2018	2023	—

Katherine August-deWilde(1)(2)	III	74	Director	2016	2024	—
Sonita Lontoh(2)(3)	III	46	Director	2021	2024	—
Gerald Risk(3)(4)	III	53	Director	2014	2024	—
______________________
(1)    Member of our nominating, governance, and sustainability committee
(2)    Member of our compensation committee
(3)    Member of our audit committee
(4)    Lead Independent Director

Nominees for Director

Lynn Jurich. Ms. Jurich is one of our co-founders and has served as a member of our board of directors since the company’s inception. Before transitioning to her current role of Co-Executive Chair in August 2021, Ms. Jurich served as Sunrun’s Chief Executive Officer for seven years. Ms. Jurich served as our Co-Chief Executive Officer from October 2012 to March 2014, our President from January 2009 to October 2012, and our Executive Vice President of Sales and Marketing from 2007 to January 2009. From July 2002 to July 2005, Ms. Jurich served as an associate at Summit Partners, a private equity firm. Ms. Jurich serves on the board of directors of privately held Generate Capital, Inc. and the advisory board of Stanford Graduate School of Business. Ms. Jurich holds a B.S. in Science, Technology, and Society from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Ms. Jurich was selected to serve on our board of directors because of the perspective and experience she brings as one of our co-founders and as one of our largest stockholders.

Alan Ferber. Mr. Ferber has served as a member of our board of directors since February 2018. He served as the Chief Executive Officer of Jackson Hewitt Tax Services, a provider of tax preparation services, from January 2017 until July 2020 and continues to serve as a member of its board of directors. Prior to joining Jackson Hewitt, Mr. Ferber was President-Residential at ADT, the largest home security company, from 2013 until 2016. He also previously held the role of Senior Vice President and Chief Customer Officer for ADT. His other experience includes holding several executive leadership positions at US Cellular, a telecommunications company, from 2001 until 2012 including serving as Executive Vice President and Chief Operating Officer, Chief Strategy and Brand Officer. Mr. Ferber received a Bachelor of Arts degree in economics from the University of Michigan, and an M.B.A. with a concentration in finance and marketing from Northwestern University’s Kellogg Graduate School of Management.

Mr. Ferber was selected to serve on our board of directors because of his experience and knowledge of consumer-facing industries.

Manjula Talreja. Ms. Talreja has served as a member of our board of directors since January 2022. She is currently the Senior Vice President and Chief Customer Officer of PagerDuty, Inc., a cloud computing company specializing in a SaaS incident response platform for IT departments. From March 2016 until June 2020, Ms. Talreja served as Senior Vice President of the Customer Success Group at Salesforce.com, Inc., a customer relationship management SaaS (Software-as-a-service) platform company. She had a 22-year tenure from 1993 to 2015 at Cisco Systems, Inc., a networking, cloud, and security solutions provider. During her tenure at Cisco, she served in several senior leadership roles, including Vice President, Sales-Cisco Partnerships, and Vice President of Cisco Consulting Services. Ms. Talreja has been recognized as an industry leader, including being named one of the “2020 Top 50 Women in Technology” by the National Diversity Council. She holds a Bachelor of Science in Information Technology from Santa Clara University, and a Bachelor of Science in Economics from Delhi University, India.

    Ms. Talreja was selected to serve on our board of directors because of her deep customer experience and operations knowledge and extensive business experience.
Continuing Directors
Leslie Dach. Mr. Dach has served as a member of our board of directors since May 2016. Mr. Dach brings more than 25 years of experience running major business and strategic initiatives across the public, private and civil sectors, including leading corporate affairs and sustainability at Walmart Stores Inc. from 2006 to 2013. Mr. Dach served as senior counselor to the Secretary of the U.S. Department of Health & Human Services from 2014 to 2016. Prior to that, Mr. Dach served as executive vice president of corporate affairs for Walmart and was a member of the company’s executive council and executive finance committee. Mr. Dach has served on numerous boards including the Environmental Defense Fund, World Resources Institute, United Negro College Fund, the Yale University Council and the National Audubon Society. He previously served on our board of directors from June 2013 to July 2014. Mr. Dach holds a B.S. in Biology from Yale University and an M.P.A. from Harvard University.

Mr. Dach was selected to serve on our board of directors because of his extensive business experience in both the public and private sector and his prior experience with the Company.

Edward Fenster. Mr. Fenster, Co-Executive Chair of Sunrun, is one of our co-founders and has served as a member of our board of directors since the company’s inception. Mr. Fenster was appointed Executive Chairman in March 2014 and previously served as our Chief Executive Officer from June 2008 to October 2012, and as our Co-Chief Executive Officer from October 2012 to March 2014. From May 2003 to June 2005, Mr. Fenster served as Director of Corporate Development at Asurion, LLC, provider of device insurance, warranty & support services for cell phones, consumer electronics & home appliances. From July 1999 to May 2003, Mr. Fenster worked at The Blackstone Group, a private equity firm. Mr. Fenster holds a B.A. in economics from Johns Hopkins University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Fenster was selected to serve on our board of directors because of the perspective and experience he brings as one of our co-founders and as one of our largest stockholders.

Mary Powell. Ms. Powell has served as our Chief Executive Officer since August 2021 and as a member of our board of directors since 2018. From 2008-2019, Ms. Powell served as the president and chief executive officer of Green Mountain Power Corporation (GMP), an electric services company that serves 75 percent of the State of Vermont’s residential and business customers. At GMP, Ms. Powell successfully executed strategies to drive increased customer satisfaction and growth, delivered on an ambitious energy vision to provide low-carbon, low-cost and highly reliable power to Vermonters, and positioned the company as a leading energy transformation business. Ms. Powell's previous roles at GMP include serving as senior vice president and chief operations officer from 2001-2008, and as senior vice president of Customer and Organizational Development from 1999-2001. Ms. Powell is nationally recognized for her work disrupting the energy sector and has received numerous industry awards, including being named Utility Dive’s 2019 Executive of the Year and one of Fast Company’s 100 Most Creative People in Business in 2016. Prior to joining GMP in 1998, Ms. Powell held executive roles within the banking industry, and served in state government. Ms. Powell currently serves on the board of directors CGI Inc., a global IT and business consulting services firm, and Energir, the largest gas distributor in Québec and Vermont. From 2019-2021, she served on the board of Hawaiian Electric Industries Inc., the largest utility in Hawaii. She has also served on the boards of a number of other privately held companies and nonprofits. Ms. Powell also recently chaired the board of Climate Change Crisis Real Impact | Acquisition Corporation, a former special-purpose acquisition corporation that combined with EVgo Services and enabled the fast charging network for electric vehicles to become a publicly listed company. Ms. Powell holds an Associate’s degree from Keene State College.

Ms. Powell was selected to serve on our board of directors because of her extensive experience and knowledge of the energy and utility industry.

Katherine August-deWilde. Ms. August-deWilde has served as a member of our board of directors since January 2016. Ms. August-deWilde is currently the Vice Chair of First Republic Bank, a position she has held since the beginning of 2016, and has served on the board of directors since 1988. First Republic Bank offers private personal banking, private business banking, and private wealth management services. Ms. August-deWilde has held several executive leadership roles at the company, including COO from 1993 to 2014, and President from 2007 to 2015. Previously, Ms. August-deWilde was Senior Vice President and Chief Financial Officer at PMI Group. Ms. August-deWilde currently serves on the board of directors of Eventbrite Inc., a self-service ticketing and registration company, and TriNet Group Inc., a human resource software solutions company for businesses, as well as a number of privately held companies. She holds a B.A. degree from Goucher College and an M.B.A. from Stanford Graduate School of Business.

Ms. August-deWilde was selected to serve on our board of directors because of her extensive executive and risk management experience, as well as her experience in the consumer-facing financial industry.

Sonita Lontoh. Ms. Lontoh has served as a member of our board of directors since June 2021. Most recently, from April 2018 to February 2022, Ms. Lontoh served as the Global Head of Marketing of the Personalization and 3D Printing business of HP Inc., a global provider of technology solutions. Ms. Lontoh previously served as Vice President of Strategic Marketing, Digital Grid NA, at Siemens AG, a global leader in automation and digitalization solutions, from February 2016 to April 2018. Prior, Ms. Lontoh served as the Director of Marketing of Trilliant, a global provider of IoT solutions, from February 2011 to February 2016. Earlier in her career, Ms. Lontoh served at PG&E, one of the largest energy utilities in the United States. Ms. Lontoh currently serves on the board of directors of TrueBlue, Inc., a workforce solutions company, and on the board of advisors of the Jacobs Institute for Design Innovation at the University of California, Berkeley. Ms. Lontoh earned a Bachelor of Science degree in Industrial Engineering and Operations Research from the University of California Berkeley, a Master of Engineering in Logistics from the Massachusetts Institute of Technology (MIT), and an M.B.A. with a focus on strategy and marketing from Northwestern University’s Kellogg School of Management.

Ms. Lontoh was selected to serve on our board of directors because of her extensive experience and knowledge of marketing, digital transformations, customer experiences, and the energy industry.

Gerald Risk. Mr. Risk has served as a member of our board of directors since February 2014. Since March 2013, Mr. Risk has served as Vice Chairman at Asurion, LLC, a provider of device insurance, warranty & support services for cell phones, consumer electronics & home appliances. He previously served in other leadership roles at Asurion, including as its President from May 2009 to March 2013 and its Chief Financial Officer from February 1999 to May 2009, where his responsibilities included oversight of risk management. Mr. Risk currently serves on the boards of directors of a number of privately held companies. Mr. Risk holds a Bachelor of Commerce from Queen’s University and an M.B.A. from the Stanford Graduate School of Business.

Mr. Risk was selected to serve on our board of directors because of his extensive executive and risk management experience, as well as his experience as an operator and investor building emerging growth businesses

Executive Officers

The following table identifies certain information about our executive officers as of April 20, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Mary Powell	61	Chief Executive Officer and Director
Edward Fenster	45	Co-Executive Chair and Director
Tom vonReichbauer	40	Chief Financial Officer
Jeanna Steele	47	Chief Legal Officer and Chief People Officer
Paul Dickson	36	Chief Revenue Officer
______________________
See “Nominees for Director” above for biographies of Ms. Powell and Mr. Fenster.

Tom vonReichbauer. Mr. vonReichbauer has served as our Chief Financial Officer since May 2020. Mr. vonReichbauer served as a Vice President at Google LLC, an internet services company, from September 2018 until May 2020. From January 2013 to September 2018, Mr. vonReichbauer served in various executive roles at Nest Labs, Inc., a smart home products company, including Chief Business Officer and Chief Financial Officer. Mr. vonReichbauer holds a B.S. in economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

Jeanna Steele. Ms. Steele has served as our Chief Legal Officer since May 2018 and our Chief People Officer since December 2021. From March 2015 to May 2018, Ms. Steele served in various roles at our company, including Head of Litigation. Previously, Ms. Steele was an attorney at the law firm Wilson Sonsini Goodrich & Rosati. Ms. Steele serves on the board of directors of the Giffords Law Center to Prevent Gun Violence, and she is a former member of the California Pay Equity Task Force, the first of its kind in the nation. Ms. Steele holds a B.A. in English from McGill University and a J.D. from the University of San Francisco.

Paul Dickson. Mr. Dickson has served as our Chief Revenue Officer since January 2022, prior to that, he served as our Senior Vice President. Mr. Dickson served as Chief Revenue Officer at Vivint Solar, Inc. from September 2016 until he joined us in July 2020 via our acquisition of Vivint Solar, Inc. Prior to his role as Chief Revenue Officer he served as Vivint Solar, Inc.’s Senior Vice President of Operations from November 2013 to September 2016, and as Vivint Solar, Inc.’s Vice President of Finance and Capital Markets from 2011 to November 2013. Prior to joining Vivint Solar, Inc.’s founding team, Mr. Dickson served as the Director of Smart Grid and Energy Management for Vivint, Inc. from December 2010 to May 2011. From May 2007 to December 2010, Mr. Dickson co-founded and served as the President and Chief Executive Officer of Meter Solutions Pros, LLC, an energy management and smart-grid business acquired by Vivint, Inc. Mr. Dickson holds a B.A. in communications from Brigham Young University.

Director Independence

Our common stock is listed on Nasdaq. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, as affirmatively determined by the board of directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and sustainability committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq.

Our board of directors has undertaken a review of the independence of each of our directors and our director nominee. Based on information provided by each director and director nominee concerning his or her background, employment and affiliations, our board of directors has determined that directors Katherine August-deWilde, Leslie Dach, Alan Ferber, Sonita Lontoh, Gerald Risk, and Manjula Talreja, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominee is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines require that if we do not have an independent chairperson then we will appoint a lead independent director. Mr. Fenster and Mr. Jurich each currently serve as Co-Executive Chairs and directors of the Company. Our board of directors believes that it can benefit from each of Mr. Fenster’s and Ms. Jurich’s years of experience as founders and executives of the Company. Mr. Fenster and Mr. Jurich each possess detailed in-depth knowledge of the issues, opportunities, and challenges facing the Company and the broader solar industry.

Our board of directors appointed Mr. Risk as the Lead Independent Director of our board of directors on June 7, 2019. Our board of directors believes that the current board leadership structure, with a strong emphasis on board independence, allows our management team to focus on our day-to-day business while allowing the Lead Independent Director to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. In addition, as described below, our board has three standing committees, each member of which is an independent director. Our board delegates substantial responsibility to each committee of the board, which reports their activities and actions back to the full board. We believe that the independent committees of our board are an important aspect of the leadership structure of our board.

Board Meetings and Committees

During our fiscal year ended December 31, 2021, our board of directors held five meetings (including regularly scheduled and special meetings). During fiscal year 2021, each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served as a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend. All then-serving members of our board of directors attended our 2021 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating, governance, and sustainability committee. The composition and responsibilities of each of the three committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee

Our audit committee currently consists of Messrs. Risk and Dach and Ms. Lontoh, with Mr. Risk serving as the chair. Ms. Powell resigned from her position on the audit committee on August 3, 2021. Each member of our audit committee meets the requirements for independence and financial literacy for audit committee members under the Nasdaq listing standards and SEC rules and regulations. In addition, our board of directors has determined that Mr. Risk is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•evaluating the performance of our internal audit function;
•reviewing our policies on risk assessment and risk management pertaining to the financial, accounting, tax, cybersecurity and information technology matters of the Company;
•reviewing related party transactions; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our audit committee is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investors – Leadership & Governance” section. During our fiscal year ended December 31, 2021, our audit committee held seven meetings.
Compensation Committee
Our compensation committee currently consists of Mses. August-deWilde and Lontoh and Mr. Ferber, with Ms. August-deWilde serving as the chair. Ms. Powell resigned from her position on the compensation committee on August 3, 2021.
Each member of our compensation committee meets the requirements for independence for compensation committee members under the Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;
•administering our equity compensation plans;
•reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;
•evaluating director compensation and making recommendations to our board of directors regarding the compensation of our directors; and
•establishing and reviewing general policies relating to compensation and benefits of our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our compensation committee is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investors – Leadership & Governance” section. During our fiscal year ended December 31, 2021, our compensation committee held ten meetings.
Nominating, Governance, and Sustainability Committee
Our nominating, governance, and sustainability committee, formerly our nominating and corporate governance committee, consists of Ms. August-deWilde and Messrs. Ferber and Dach, with Mr. Dach serving as the chair.
Each member of our nominating, governance, and sustainability committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating, governance, and sustainability committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluating the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•reviewing our strategies, activities, policies, and communications regarding environmental, social and governance (“ESG”) related matters.
Our nominating, governance, and sustainability committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter of our nominating, governance, and sustainability committee is available on our website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. During our fiscal year ended December 31, 2021, our nominating, governance, and sustainability committee held two meetings.

Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mses. August-deWilde, Powell, and Lontoh and Mr. Ferber served as members of our compensation committee. None of the members of our compensation committee was an officer or employee of our company at the time of his or her service on the Compensation Committee or prior to such service. Ms. Powell became an officer of the Company subsequent to her resignation from the Compensation Committee. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating, governance, and sustainability committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating, governance, and sustainability committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating, governance, and sustainability committee considers include, without limitation, issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating, governance, and sustainability committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating, governance, and sustainability committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating, governance, and sustainability committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating, governance, and sustainability committee may take into account the benefits of diverse viewpoints. Our nominating, governance, and sustainability committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating, governance, and sustainability committee recommends to our full board of directors the director nominees for selection.
Diversity of the Board of Directors
We believe our Board should consist of individuals reflecting the diversity represented by our employees, customers, and communities in which we operate. The below table provides information related to the composition of our nine board members and nominees. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of April 20, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	2	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	None
Did Not Disclose Demographic Background	None

Stockholder Recommendations for Nominations to the Board of Directors
Our nominating, governance, and sustainability committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating, governance, and sustainability committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Chief Legal Officer or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating, governance, and sustainability committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, CA 94104. To be timely for our 2023 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 4, 2023 and no later than March 6, 2023.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with individual members of our board of directors may do so by writing to our board of directors or to the particular members of our board of directors, and mailing the correspondence to our Chief Legal Counsel at Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, CA 94104. Our Chief Legal Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chair(s) of our board of directors.
ESG (Environmental, Social and Governance)
At Sunrun, sustainability is core to our business model and our corporate culture. We embed best practices for ESG performance throughout our organization and publish an annual Sunrun Impact Report, disclosing our performance using various widely accepted frameworks, including the Global Reporting Initiative (“GRI”) guidelines. ESG performance and reporting is overseen internally by our ESG Committee of senior management and at the board level by our nominating, governance, and sustainability committee. Highlights of our ESG initiatives include the following:
•We are already a deeply carbon negative company, and we seek to help our customers and partners become carbon negative as well. In 2021, our Networked Solar Energy Capacity prevented GHG emissions totaling an estimated 2.8 million metric tons of carbon dioxide equivalents (“CO2e”). In 2021, we installed more than 790 megawatts of solar to over 110,000 Customers. These systems are expected to prevent the emission of over 17 million metric tons of CO2e over the next thirty years.
•In 2018, Sunrun committed to develop a minimum of 100 megawatts of solar on affordable multi-family housing, where 80% of tenants fall below 60% of the area median income, by 2030. This commitment will directly benefit at least 50,000 households, and we intend to expand these programs in other states.
•Sunrun works with vendors that share our commitment to creating a better, greener, and kinder planet. That is why we included policies on environmental protection and sustainability as well as responsible mineral sourcing in our Vendor Code of Conduct, which was adopted in 2019.
•We were the first national solar company to achieve 100% gender pay parity in 2018. We continue our commitment to lead the industry on pay equity by upholding the California Equal Pay Pledge and The White House Equal Pay Pledge, as well as providing a wage of at least $15 per hour to all employees. Further, we established a Human Rights policy, building on our commitment to fair and equitable treatment.
•We received a perfect score of 100 on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index (CEI), the nation’s foremost benchmarking survey and report measuring corporate policies and practices related to LGBTQ+ workplace equality.
•We strive to create an open and inclusive culture where everyone’s unique backgrounds, thoughts, experiences and abilities are welcomed, valued, respected and celebrated. As of December 31, 2021, women comprised 56% of our Board of Directors and 50% of our executive management team. Our organizational leadership included approximately 25% women, and approximately 20% of all Sunrun employees are women.

•Our seven Employee Resource Groups (ERGs) have grown to a membership of over 1,200 employees as of December 31, 2021. These ERGs promote connection and communication among our employees, assist in the development and facilitation of programming that supports personal and professional development while also supporting the company’s objectives.
•We are dedicated to providing training, education, and development to all of our employees. We offer cross-functional training, beginning with new-hire orientation and covering all levels up to advanced leadership training for senior managers. In 2021, we expanded employee access to a tuition reimbursement program so they may build skills needed for their career. Our efforts in the growth and development of Sunrun employees accelerated, with 33% of our employees as of January 31, 2022 enrolled for PowerU, a continuing education program. We continue to build our electrician talent pipeline and in 2021, we launched an electrical apprenticeship program in multiple states which as of January 31, 2022 includes approximately 200 Sunrun employees who are enrolled in the certificate programs to become an electrician.
•In 2021, we were selected to be the first national solar company to participate in the Department of Defense’s SkillBridge program, which provides opportunities for both servicemen and servicewomen to launch careers after returning from active duty, and we established a relationship with the Home Builders Institute to provide industry career pathways to transitioning service members. In addition, we became the first solar company approved for the Military Spouse Employment Program (MSEP) to provide opportunities to spouses of our serving servicemen and servicewomen and since then, we have hired ~500 transitioning veterans through Skillbridge and MSEP.

To learn more about our ESG efforts, please see our annual Sunrun Impact Report at investors.sunrun.com, which we expect to update after the date of this proxy statement. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.
Shareholder Engagement

Sunrun has a history of actively engaging with our shareholders, and we approach shareholder engagement as an integrated, year-round process that includes proactive outreach as well as responsiveness to shareholder concerns or feedback. In addition to our Annual Meeting each year, we regularly provide shareholders with opportunities to deliver feedback on our corporate governance, compensation and ESG practices.

Shareholder engagement is led by our Investor Relations team, including targeted outreach to shareholders and prospective shareholders along with facilitating open lines of communication for inquiries. Our Investor Relations team regularly meets with investors and prospective investors. Meetings can include participation by our Co-Executive Chairs, Chief Executive Officer, Chief Financial Officer, Senior Vice President of Investor Relations, Chief Legal and People Officer or other business leaders, and are often focused on company performance and company strategy. These executives also engage with shareholders throughout the year regarding our corporate governance, compensation and ESG practices. We routinely communicate topics discussed and shareholder feedback to senior management and the Board for consideration in their decision-making.

In 2021, our Investor Relations department engaged in discussions with 72% of our top 50 shareholders and 87% of our top 30 shareholders, representing 79% and 87% of our total shares outstanding, respectively. In 2021 Sunrun’s Investor Relations team offered meetings to all of Sunrun’s top 40 shareholders ahead of the annual meeting and a significant number of these investors availed themselves of the opportunity to provide feedback and discuss topics relating to company performance, compensation, ESG matters, shareholder proposals and other items pertinent to their investment in Sunrun and the forthcoming annual meeting and shareholder vote.

In total during 2021, our Senior Vice President of Investor Relations and other members of our executive team engaged with over 600 investors and over 300 investment firms in over 1,500 interactions at over 600 meetings, facilitating robust discussion and facilitating a venue for providing feedback for the company on various topics, including:

•company performance;
•executive and director compensation, including the results of the annual advisory “say-on-pay” vote;
•human capital management, including employee engagement, diversity and inclusion and pay equity;
•ESG and sustainability matters;
•the voting results for director elections, including results where any director received less than a substantial majority of the votes cast;
•shareholder proposals; and
•our response to the COVID-19 pandemic.

The Board values our shareholders’ perspectives, and feedback from our shareholders has been important considerations for discussions with the Board and its committees throughout the year. In response to investor feedback during the past few years, we have made a number of enhancements to our governance and compensation practices and disclosures, including the introduction of performance equity and stock ownership guidelines, adoption of a clawback policy, and more robust ESG disclosures.
Response to Shareholder Proposal

At our 2021 annual meeting of stockholders, a stockholder proposal was presented requesting that we report to stockholders regarding the use of contractual provisions requiring our employees to arbitrate employment-related claims, which proposal received the affirmative vote of a majority of the voting power present at the 2021 annual meeting. In response to this proposal, we conducted an assessment of our use of arbitration, and consulted with various stockholders and stakeholders regarding our practices and solicited their feedback. We then posted a report summarizing our findings on our website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section, titled a “Report Regarding Employment-Related Arbitration.” We strive to be responsive to input and feedback of our stockholders and other stakeholders as expressed through our active engagement and annual meeting processes.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. At a minimum, our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss our quarterly enterprise risk assessment, key strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting, liquidity risk, and cyber security risks. Our nominating, governance, and sustainability committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, corporate governance, and ESG-related risks. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risks in the context of reports from the management team, receives reports on significant committee activities, and evaluates the risks inherent in significant transactions.
Director Compensation
We have a non-employee director pay policy pursuant to which our unaffiliated, non-employee directors are eligible to receive equity awards and annual cash compensation for service on our board of directors and committees of our board of directors.

Our non-employee directors receive the following cash compensation for their services under our amended and restated non-employee director pay policy:
•$60,000 per year for service as a board member ($50,000 prior to July 29, 2021);
•$25,000 per year for service as the lead independent director;
•$25,000 per year for service as chair of the audit committee;
•$17,000 per year for service as chair of the compensation committee ($15,000 prior to July 29, 2021);
•$17,000 per year for service as chair of the nominating, governance, and sustainability committee ($10,000 prior to July 29, 2021);
•$12,500 per year for service as a non-chairperson member of the audit committee ($10,000 prior to July 29, 2021);
•$9,000 per year for service as a non-chairperson member of the compensation committee ($7,500 prior to July 29, 2021); and
•$9,000 per year for services as a non-chairperson member of the nominating, governance, and sustainability committee ($5,000 prior to July 29, 2021).
All cash payments to non-employee directors are paid quarterly and newly hired directors receive a pro-rata cash fee. In addition, each eligible non‐employee director receives a per meeting fee of $1,000 per meeting, in the event that the board or applicable committee holds more than six meetings in a given calendar year. However, no meeting fees are paid for the first six meetings of the year and the number of board and committee meetings are not aggregated.
Equity Compensation
Under our non-employee director compensation policy, each non-employee director who is serving on January 1st of an applicable fiscal year will receive an annual restricted stock unit (“RSU”) award on such date, or the next trading day if January 1st is not a trading date, with the number of shares subject to the RSU award determined based on a specified dollar value and the closing trading price of our stock on the date of grant. Newly appointed or elected non-employee directors receive on the date of their initial appointment or election a prorated RSU grant their first year of service, with the number of shares subject to the RSU award determined in proportion to the length of active service expected to be provided by such non-employee director during his or her first fiscal year of service. These RSU awards vest 100% on January 1st the year following the date of grant, subject to the non-employee directors’ continued service on our board of directors through the vesting date. Pursuant to our policy as in effect through July 28, 2021, our non-employee directors were each granted an annual RSU award having a value of $155,000 (or the applicable prorated value), as determined on the applicable date of grant. Effective on July 29, 2021, our amended and restated non-employee director pay policy was amended to enable us to maintain alignment of our director equity compensation with our peer group as stock prices fluctuate. Under the amended policy, our non-employee directors were each granted an annual RSU award having a value of $170,000 (or the applicable prorated value), as determined on the applicable date of grant.
Director Compensation for Fiscal Year 2021
The following table sets forth a summary of the compensation received by our non-employee directors during our fiscal year ended December 31, 2021:

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Katherine August-deWilde(2)	80,408	174,194	254,602
Leslie Dach(2)	82,676	174,194	256,870
Alan Ferber(2)	72,235	174,194	246,429
Mary Powell(2)(3)	56,542	174,194	230,736
Gerald Risk(2)	106,727	174,194	280,921
Sonita Lontoh(2)	43,748	97,114	140,862
Ellen Smith(4)	36,475	155,006	191,481
______________________

(1)    The amounts reported in this column represent the grant date fair value of the stock awards granted to the non-employee directors during 2021 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation Stock Compensation or ASC 718. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the stock awards.
(2)    Equity incentive awards outstanding as of December 31, 2021 for each non-employee director were as follows: (i) Ms. August-deWilde held 2,656 shares issuable pursuant to RSUs which 100% vested on January 1, 2022, (ii) Mr. Dach held 2,656 shares issuable pursuant to RSUs which 100% vested on January 1, 2022 and 25,000 vested stock options, (iii) Mr. Ferber held 2,656 shares issuable pursuant to RSUs which 100% vested on January 1, 2022, (iv) Mr. Risk held 2,656 shares issuable pursuant to RSUs which 100% vested on January 1, 2022 and 120,000 vested stock options, and (v) Ms. Lontoh held 2,232 shares issuable pursuant to RSUs which 100% vested on January 1, 2022. As of December 31, 2021 and solely in connection with her service as a non-employee director, Ms. Powell held 2,656 shares issuable pursuant to RSUs which 100% vested on January 1, 2022.
(3)    Ms. Powell resigned from the Sunrun board of directors as a non-employee director on August 13, 2021 and commenced service as our Chief Executive Officer and Director on August 31, 2021. The compensation disclosed in this table reflects only the compensation she received as a non-employee director for fiscal 2021 through August 13, 2021. See the section titled “Executive Compensation” for additional information regarding the compensation paid to Ms. Powell for her services as our Chief Executive Officer.
(4)    Payment reflects partial year of service as a director. In 2021, Ms. Smith chose not to be nominated for re-election at the 2021 annual meeting of stockholders and her service as a director ended at the meeting.

During our fiscal year ended December 31, 2021, Lynn Jurich and Edward Fenster (as well as Mary Powell, for a portion of the fiscal year) were employees of the Company and did not receive additional compensation for their service as directors while they were employees. See the section titled “Executive Compensation” for additional information about the compensation paid to Mses. Jurich and Powell, and Mr. Fenster.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2021 for:
•Mary Powell, our Chief Executive Officer and Director(1);
•Lynn Jurich, formerly our Chief Executive Officer of Sunrun, and currently our Co-Executive Chair and Director(2);
•Tom vonReichbauer, our Chief Financial Officer;
•Edward Fenster, our Co-Executive Chair and Director;
•Jeanna Steele, our Chief Legal Officer and Chief People Officer; and
•Chris Dawson, formerly our Chief Operating Officer(3)

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers or NEOs. The material terms of the compensation provided to our NEOs for 2021 is described in this section and is intended to supplement the disclosures in the Fiscal 2021 Summary Compensation Table and other tables that follow this section. This section also discusses our executive compensation philosophy, objectives, and design; how and why the compensation committee arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during 2021; the role Meridian Compensation Partners, LLC (“Meridian”), the compensation committee’s independent compensation consultant for executive compensation decisions for 2021; and the peer companies and other criteria used in evaluating and setting executive officer compensation.

_________________________________

(1)    Ms. Powell commenced service as Chief Executive Officer of the Company in August 2021.
(2)    Ms. Jurich ceased to serve as Chief Executive Officer of the Company in August 2021 and was not deemed an executive officer as of August 31, 2021.
(3)    Mr. Dawson ceased to serve as Chief Operating Officer of the Company and as one of our executive officers on December 31, 2021.

Executive Summary — 2021 Financial and Business Highlights

Sunrun’s mission is to create a planet run by the sun and build an affordable energy system that combats climate change and provides energy access for all. In 2007, we pioneered the residential solar service model, creating a low-cost solution for homeowners seeking to lower their energy bills. Since our founding, we have significantly expanded our operations culminating in our acquisition of Vivint Solar, Inc. in October 2020, and we now have over 660,000 Customers.

By removing the high initial cost and complexity that used to define the residential solar industry, we have fostered the industry’s rapid growth and exposed an enormous market opportunity. Our relentless drive to increase the accessibility of solar energy is fueled by our enduring vision: to create a planet run by the sun. Our core solar service offerings are provided through our lease and power purchase agreements which we refer to as our “Customer Agreements” and which provide customers with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. While customers have the option to purchase a solar energy system outright from us, most of our customers choose to buy solar as a service from us through our Customer Agreements and enjoy the flexibility and savings that come from purchasing solar energy without the significant upfront investment of purchasing a solar energy system. With our solar service offerings, we install solar energy systems on our customers’ homes and provide them the solar power produced by those systems for a typically 20- or 25-year initial term. In addition, we monitor, maintain and insure the system at no additional cost to our customers during the term of the contract. In exchange, we typically receive 20 or 25 years of predictable cash flows from high credit quality customers and qualify for tax and other benefits. We are continuing to develop valuable customer relationships that can extend beyond the initial service term and provide us an opportunity to offer additional services in the future.

In 2021, we achieved the following key financial and operating results:
•We ended the year with more than 660,000 Customers, 20% year-over-year growth.
•We have increased our Solar Energy Capacity Installed from 603 megawatts in 2020 to 792 megawatts in 2021, pro-forma to include Vivint Solar.
•Our Gross Earning Assets as of December 31, 2021 were $9.7 billion, reflecting an increase of $1.9 billion from the prior year.
•Our Net Earning Assets as of December 31, 2021 were $4.6 billion, reflecting an increase of $400 million from last year.
•In January 2021, Sunrun issued $400 million of 0% coupon convertible senior notes and entered into a capped call transaction, increasing the effective conversion price to $157.22 per share.
•Sunrun has now installed more than 32,000 battery systems nationwide, which offer homeowners the ability to power through outages with clean and reliable home energy. In 2021, our Networked Solar Energy Capacity prevented GHG emissions totaling an estimated 2.8 million metric tons of CO2e. In 2021, we installed 792 megawatts of solar to over 110,000 Customers. These systems are expected to prevent the emission of over 17 million metric tons of CO2e over the next 30 years.

Definitions:
•Solar Energy Capacity Installed represents the aggregate megawatt production capacity of our solar energy systems that were recognized as Deployments in the period.
◦Deployments represent solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached our internal milestone signaling construction can commence following design completion, measured on the percentage of the system that has been completed based on expected system cost.
•Networked Solar Energy Capacity represents the aggregate megawatt production capacity of our solar energy systems that have been recognized as Deployments, from the company’s inception through the measurement date.
•Gross Earning Assets is calculated as Gross Earning Assets Contracted Period plus Gross Earning Assets Renewal Period.
◦Gross Earning Assets Contracted Period represents the present value of the remaining net cash flows (discounted at 5%) during the initial term of our Customer Agreements as of the measurement date. It is calculated as the present value of cash flows (discounted at 5%) we expect to receive from Subscribers in future periods, after deducting expected operating and maintenance costs, equipment replacements costs, distributions to tax equity partners in consolidated joint venture partnership flip structures, and distributions to project equity investors. We include cash flows we expect to receive in future periods from state incentive and rebate programs, contracted sales of solar renewable energy credits, and awarded net cash flows from grid service programs with utility or grid operators.
◦Gross Earning Assets Renewal Period is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term but before the 30th anniversary of the system’s activation (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for Subscribers as of the measurement date. We calculate the Gross Earning Assets Renewal Period amount at the expiration of the initial contract term assuming either a system purchase or a renewal, forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing utility power prices.
◦Subscribers represent the cumulative number of Customer Agreements for systems that have been recognized as deployments through the measurement date.
•Net Earning Assets represents Gross Earning Assets, plus total cash, less adjusted debt and less pass-through financing obligations, as of the same measurement date. Debt is adjusted to exclude a pro-rata share of non-recourse debt associated with funds with project equity structures along with debt associated with the company’s ITC safe harboring facility. Because estimated cash distributions to our project equity partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level non-recourse debt is deducted from Net Earning Assets, as such debt would be serviced from cash flows already excluded from Gross Earning Assets.
•Customers represent the cumulative number of Deployments, from our inception through the measurement date.
•Customer Agreements refer to, collectively, solar power purchase agreements and solar leases.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive and rapidly evolving market, and we compete with companies in our industry as well as adjacent industries. Due, in part, to the diverse nature of our executives’ responsibilities, the market for skilled personnel is very competitive, and we recruit heavily across a broad array of industries that include but are not limited to: residential solar, retail sales, consumer technology, business-to-business technology, consumer finance, investment banking and residential construction. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize, and retain talented executives. Our compensation philosophy is intended to attract and reward talented individuals who possess the skills necessary to expand our business and assist in the achievement of our other strategic goals and thereby create long-term value for our stockholders.
In 2021, our compensation committee reviewed and assessed our compensation philosophy, which is intended to promote Sunrun’s core values. Following this review, they agreed that base salary, target bonus opportunities, and annual long-term incentive grant values would continue to be targeted within a competitive range of the 50th percentile of our established peer group. The Company does not use a formulaic approach to establish executive pay levels and instead references various factors and inputs, as further discussed below in the “Compensation Setting Process” section. Due to the Vivint Solar acquisition, additional one-time performance-based long-term incentive grants were awarded in 2021 which brought total target long-term incentive grant values to approximately the 75th percentile of our established peer group. The compensation committee determined that these additional long-term incentive grants were appropriate due to the essential roles our named executive officers would be required to play in our integration efforts following completion of the Vivint Solar acquisition and further determined that positioning the grants at the 75th percentile was consistent with our performance in 2020 relative to our established peer group, benchmarking survey, and market research.

Our compensation committee believes that the combination of a great work environment, meaningful equity ownership that aligns the interests of our executive employees with our stockholders, and competitive pay and benefits support a winning team, company, and workplace. Key elements of our compensation philosophy include the following:

Ownership Focus: We believe that all of our executives should have a significant share in the ownership of Sunrun, which we believe best aligns the interests of our executive employees with our stockholders and ensures appropriate incentives are in place to promote a focus on our long-term strategic and financial goals. Therefore, equity compensation is generally a larger part of total target compensation for our executive employees than their cash compensation. Our practice is to more heavily weight equity-based compensation than total cash compensation provided to our executives over multiple years. In any particular year the ratio of awarded equity-based compensation to total compensation may vary because the compensation committee considers various factors in awarding equity, including the amount of unvested equity remaining for each individual executive, the potential compensation that would be realized by the executives for their equity after modeling different potential future stock prices and vesting of their unvested awards, and the dilutive impact to our shareholders of granting new equity awards to our executives. In 2021, the Compensation Committee adopted stock ownership guidelines (the “SOGs”) to further align the interests of the Company’s executives with the interests of the Company’s stockholders. Under the SOGs, our executives are expected to accumulate and hold a minimum number of shares of the Company’s common stock.

Flexible and Fair: Our compensation structure is intended to provide fair rewards for each of our executive’s contributions to our performance and creation of long-term shareholder value. We seek to provide target total direct compensation (which includes the components of base salary, annual bonus incentive, and equity) that is market competitive, and to provide parity and consistency in the compensation provided to our executives while at the same time retaining the flexibility needed to recruit and retain executive talent and adhering to our budgets.
At-Risk Weighted: We heavily weight our executives’ total compensation to “at-risk” pay. We believe focusing heavily on at-risk pay for our executives helps to properly focus our executives’ decisions, resources, and commitment to enterprise imperatives to advance the goals of the organization.

Data in the charts above includes target total direct compensation data for our named executive officers (data was annualized for those NEOs who were not in their role for all of 2021) during the 2021 fiscal year. The CEO data in the charts above pertain to Ms. Powell’s service as our Chief Executive Officer.

Objectives: Consistent with our compensation philosophy, the primary objectives of our executive compensation programs are to:
•Provide competitive compensation to recruit, retain, and motivate top executive talent to achieve our short and long-term performance goals;
•Align the economic interests of our executive officers and stockholders through the use of equity awards; and
•Reward executives for achievement of our performance goals.

What we do:
•Pay for Performance: We link pay to performance by generally heavily weighting total executive compensation to at-risk pay.
•Thoughtful Peer Group & Market Analysis: Our compensation committee reviews external market data when making compensation decisions, and annually reviews our peer group with its independent compensation consultant. Market data is one of multiple reference points our compensation committee considers when making pay decisions.
•Thorough Compensation Risk Assessment: Our compensation committee and internal audit team assess our compensation programs to promote prudent risk management.
•Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive relevant experience.
•Independent Compensation Consultant: Our compensation committee selects and engages its own independent advisors.
•Clawback Policy: Our policy on the recovery of incentive compensation allows us to recover certain cash or equity-based incentive compensation payments or awards made or granted to senior leaders, including Senior Vice Presidents and executive officers subject to the reporting requirements of Section 16 of the Exchange Act in the event of misconduct that results in the need for us to prepare a material financial restatement or material restatement of certain operational results.

What we do not do:
•No Single-Trigger Equity Vesting Acceleration: We do not provide for single-trigger equity vesting acceleration upon a change of control.
•No Hedging or Pledging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.
•No Guaranteed Cash Bonuses: We do not provide guaranteed minimum bonuses.
•No Discounted Options /Stock Appreciation Rights (“SARs”): We do not provide discounted stock options or SARs.
•No 280G Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”
•No supplemental defined benefit pension plans: NEOs participate in the same retirement plans as all other employees.

Design

In 2021, we awarded a combination of performance-based vesting restricted stock units (“PSU”), time-based vesting restricted stock units (“RSU”), and stock option grants to our executive officers, including our NEOs. We believe the combination of PSUs, RSUs and stock option awards aligns the interests of our executives with our stockholders and provides a focus on creating long-term shareholder value through predominately multi-year vesting schedules. The RSUs also help us manage dilution of investors and provide our executive officers some stability in the value of their compensation while still heavily incentivizing them to generate significant shareholder returns. The compensation committee believes that the combination of these equity awards serve as an effective motivation and retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested.
To maintain a competitive compensation program, we provide cash compensation in the form of base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities and an annual performance bonus incentive that is intended to incentivize achievement of our short-term performance goals.
Compensation Setting Process

Pursuant to its charter and in accordance with applicable Nasdaq listing standards, our compensation committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our compensation committee seeks input and receives recommendations from its independent compensation consultant as well as members of our executive management team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The compensation committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs, and for 2021, worked with Meridian as its independent compensation consultant. For additional information on the compensation committee, see “Committees of the Board of Directors – Compensation Committee” elsewhere in this proxy statement. The initial compensation arrangements with our executive officers, other than our Chief Executive Officer and Co-Executive Chairs, were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment.
In 2021, the compensation committee considered numerous factors in determining base salary levels, target bonus opportunities and equity grants to our NEOs. The compensation committee reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product, and competitive factors, as well as the succession planning and retention objectives for our various executive officer positions. The compensation committee also considered our published peer group and data from the Radford Global Technology Survey for our Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer and Chief People Officer, and only the Radford Global Technology Survey as the primary source for all other executives, including our other NEOs, because of the broader availability of data points.

Except with respect to the compensation of each of our Chief Executive Officers in 2021, our Chief Executive Officers made recommendations to the compensation committee regarding the compensation for our executive officers, which was also taken into account by the compensation committee in making its decisions regarding executive compensation. Our Chief Executive Officers were not present for the discussions of our compensation committee regarding her performance and compensation. Following deliberation, the compensation committee approved the cash compensation and equity awards for each of our NEOs as described below and in the Summary Compensation Table.
Consideration of Say-on-Pay Vote and Shareholder Feedback
The compensation committee also considered the results of the annual advisory “say-on-pay” vote and shareholder feedback. At our 2021 annual meeting of stockholders, our “say-on-pay” proposal received 95% of votes cast. Given the positive endorsement of the Company’s executive compensation decisions, the compensation committee did not make any changes to our executive compensation program or policies directly as a result of the say-on-pay vote.
Compensation Governance
Compensation Recovery Policy (“Clawback Policy”)
Our compensation committee has adopted a policy that grants the Board the authority to demand the repayment of any performance-based cash or equity compensation paid to our current or former senior leaders, including Senior Vice Presidents and executive officers, where the payments were predicated upon the achievement of financial results that results in either (i) the Company being required to restate due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or (ii) the Company’s restatement of operational results due to a material error, and in either case, it is determined that the current or former executive officer’s misconduct contributed to such error. Initially, the policy applied to executive officers;

however, in 2021, we expanded it to encompass Senior Vice Presidents. This policy applies to current and former Senior Vice Presidents and executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our Chief Executive Officer and Chief Financial Officer are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Hedging and Pledging Prohibition
Our insider trading policy prohibits our executive officers, directors, employees and consultants from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

Executive Stock Ownership Guidelines (“SOGs”)
In 2021, the Compensation Committee adopted the SOGs to further align the interests of the Company’s executive officers with the interests of the Company’s stockholders. Under the SOGs, our executives are expected to accumulate and hold a minimum number of shares of the Company’s common stock. Our executive stock ownership guidelines provide that:
•Our Chief Executive Officer is expected to accumulate and hold an amount of qualifying Sunrun equity securities equal to the lesser of the value of five times her annual base salary, or a fixed number of shares having a value equal to five times her annual base salary on the date of adoption of the guidelines (July 29, 2021); and
•Each other executive officer is expected to accumulate and hold an amount of qualifying Sunrun equity securities equal to the lesser of the value of three times his or her annual base salary, or a fixed number of shares having a value equal to three times his or her annual base salary on the date of adoption of the guidelines.

As of the end of 2021, all of our executive officers were in compliance with our executive stock ownership guidelines.

Role of Management
The role of management is to design our executive compensation programs, policies, and governance and make recommendations to the compensation committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Sunrun’s performance goals. Management also recommends changes to our compensation programs to facilitate achievement of our performance goals and reviews and makes recommendations with respect to the adoption and approval of, or modifications to, company-wide equity incentive compensation plans. Our Chief Executive Officer makes compensation recommendations to the compensation committee with respect to base salaries, cash incentive awards, equity incentive awards, and other awards for NEOs, other than the Chief Executive Officer.
Role of the Compensation Consultant
The compensation committee retained Meridian to advise on our 2021 executive compensation programs, practices and decisions given Meridian’s expertise in the technology industry and its knowledge of our peer group companies.
During 2021, Meridian provided the following services as requested by the compensation committee:
•Assisted in the development of the 2021 compensation peer group and analyzed the Radford Technology Survey data we review to assess overall market competitive compensation practices;
•Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an analysis of the effectiveness of our equity incentive program as a retention tool), including compensation analysis in connection with the appointment of Ms. Powell as our Chief Executive Officer in 2021;
•Reviewed and assessed our current compensation programs and identified certain changes for the compensation committee’s consideration to potentially implement in order to remain competitive with the market, as well as conducted an equity burn rate and overhang analysis; and
•Advised on regulatory developments relating to executive compensation, and collaborated on the risk assessment relating to employee compensation.
During 2021, the compensation committee reviewed the fees paid to Meridian relative to Meridian’s revenues, the services provided by Meridian to the compensation committee, any relationships between Meridian and its individual consultants and our executive officers, any stock ownership of Sunrun by Meridian, and other factors relating to Meridian’s independence. The compensation committee concluded that Meridian is independent within the meaning of the Nasdaq listing standards and that its engagement did not present any conflicts of interest.
Compensation Peer Group
With the assistance of Meridian, our compensation committee selected our primary compensation peer group which we used for our 2021 compensation decisions. The compensation peer group continued to represent companies with a focus on renewable energy, direct-to-consumer software/services, fintech, and leasing companies. As mentioned above, the Company competes with an array of industries to attract and retain talent so the benchmarking peer group includes a mix of various industries. For 2021, the compensation peer group was updated to reflect the impact of the closing of the Vivint Solar acquisition. The revised group included publicly-traded and stand-alone companies which had revenues at levels 1/3x to 3x Sunrun’s projected revenues after taking into account the impact of the Vivint Solar acquisition and a market cap between 1/4x and 4x Sunrun’s then-current market capitalization.

Our primary compensation peer group for 2021 consisted of the following companies:

•Air Lease Corporation	•First Solar, Inc.	•SolarEdge Technologies, Inc.
•Alarm.com Holdings, Inc.	•Generac Holdings, Inc.	•Sunnova Energy International Inc.
•Array Technologies, Inc	•LendingTree, Inc.	•SunPower Corporation
•Dropbox, Inc.	•Monolithic Power Systems, Inc.	•Ziff Davis, Inc. (formerly J2 Global, Inc.)
•EnerSys	•NortonLifeLock Inc.	•Zillow Group, Inc.
•Enphase Energy, Inc.	•Regal Rexnord Corporation

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, annual bonus incentive awards, performance-based equity awards, time-based equity awards, and health, welfare, and retirement programs. Except with respect to annual bonus incentive plan awards, which typically are expressed as a predetermined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements.
Base Salary
In March 2021, after considering a compensation analysis performed by Meridian and other factors listed above in the Compensation Setting Process section, the compensation committee determined that the base salaries of the NEOs did not require adjustments to remain relatively competitive with our peers. In connection with Ms. Steele’s promotion in December 2021 and in recognition of her expanded responsibilities as our Chief People Officer, the compensation committee approved an increase to her annual base salary. The compensation committee also approved Ms. Powell’s compensation, including her annual base salary, in connection with her appointment as Chief Executive Officer in August 2021.

Executive	2021 Base Salary	% Increase from December 31, 2020
Mary Powell(1)	$800,000	n/a
Lynn Jurich(2)	$200,000	0%
Tom vonReichbauer	$440,000	0%
Edward Fenster	$540,000	0%
Jeanna Steele(3)	$430,000	21%
Chris Dawson	$440,000	0%
______________________
(1)    Ms. Powell became the Company’s Chief Executive officer on August 31, 2021.
(2)    Ms. Jurich transitioned from her role as the Company’s Chief Executive Officer to the role of Co-Executive Chair of the Company on August 31, 2021 and on that date, her base salary changed to $200,000. Prior to her resignation as the Company’s Chief Executive Officer, her base salary was $800,000.
(3)    Ms. Steele was promoted in December 2021; the base salary noted above became effective at that time. Her base salary as of December 31, 2020 was $355,000 and on March 3, 2021, her based salary increased to $385,000.

Cash Incentives
Annual Bonus Incentive Plan Awards
Our executive officers are eligible to participate in our 2021 annual bonus incentive plan available to key employees, referred to as our Annual Incentive Plan. The 2021 target annual bonus opportunity for each of our NEOs was set as a percentage of his or her base salary, as provided in the table below. Such percentages were not changed for 2021 from 2020 target percentages, because the compensation committee determined that such target bonus levels continued to be appropriate (except with respect to Ms. Powell who was not employed by us in 2020). The Annual Incentive Plan provided the opportunity for our NEOs to earn up to 150% of their stated target bonus, provided the Company delivered performance that met or exceeded maximum performance goals. Conversely, no annual bonus incentive award would have been paid unless Company performance met or exceeded threshold performance goals.

Executive	2021 Target Bonus	% Base Salary
Mary Powell(1)	$1,000,000	125%
Lynn Jurich(2)	$747,260	125%
Tom vonReichbauer	$352,000	80%
Edward Fenster	$432,000	80%
Jeanna Steele	$322,500	75%
Chris Dawson(3)	$352,000	80%
______________________
(1)    Ms. Powell’s full-year target bonus is reflected in the table; however, because she joined the Company in August 2021, she was only eligible for a pro-rated bonus in 2021 in the amount of $408,219.
(2)    Ms. Jurich’s target is prorated based on her salary of $800,000 in effect from January 1, 2021 through August 30, 2021 and her salary of $200,000 for the remainder of 2021.
(3)    Mr. Dawson transitioned to a consulting role with the Company on December 31, 2021 and received a payment of $324,605 in lieu of his 2021 annual bonus.

The performance goals for our Annual Incentive Plan are set each year by our compensation committee.

For 2021, the compensation committee selected three key performance criteria to balance value generation and customer experience related goals. Accordingly, the 2021 corporate performance criteria selected were: Total Value Generated, New Customer Net Promoter Score, and One-Year Customer Anniversary ‘Solarversary’ Net Promoter Score. Based upon our level of achievement against the performance goal targets, the compensation committee awarded each NEO a bonus award amount calculated based solely on the cumulative percentage of attainment of the three target goals. While the compensation committee ultimately retained discretion to modify the bonus award amount for any individual participant up or down (based on factors such as, but not limited to, the participant’s individual performance), the compensation committee chose to not modify any NEO’s bonus award for 2021 performance.

2021 Annual Bonus Incentive Plan Metrics and Performance

Goal	Weighting	Plan Funding
Total Value Generated: Aggregate Total Value Generated, as defined in our earnings release filed with our Current Report on Form 8-K filed on May 5, 2021, measured using externally reported actuals and adding each quarter's Total Value Generated.	80%	80%
New Customer Net Promoter Score: Customer experience survey for new Sunrun customers.	10%	0%
One-Year Anniversary ‘Solarversary’ Net Promoter Score: Customer experience survey for Sunrun customers on their annual anniversary of becoming a Sunrun customer.	10%	0%

We consider the specific target performance goals to be confidential commercial and financial information, the disclosure of which could result in competitive harm to us. The target performance goals were set by the compensation committee in March 2021, and at the time the compensation committee set the target performance goals, it believed that each goal was achievable, but only with significant effort. Our actual cumulative attainment of the three performance goals was 64%, resulting from 80% funding of the Total Value Generated goal and 0% funding of both the New Customer Net Promoter Score and One-Year Anniversary Net Promoter Score due to not meeting requisite funding thresholds. Accordingly, the Annual Incentive Plan bonus awards paid to our NEOs for 2021 performance were approved in March 2022 at a level equal to 64% of their target bonus awards.

Executive	Actual Bonus Value	% of Target Bonus
Mary Powell(1)	$261,260	64%
Lynn Jurich(2)	$478,247	64%
Tom vonReichbauer	$225,280	64%
Edward Fenster	$276,480	64%
Jeanna Steele	$206,400	64%
Chris Dawson(3)	—	—
______________________
(1)    Ms. Powell’s bonus reflects a prorated portion of her target 2021 bonus, as she became an executive officer of the Company in August 2021.
(2)    Ms. Jurich’s bonus was prorated based on her salary from January 1, 2021 to August 30, 2021 of $800,000 and her salary from August 31, 2021 to the end of 2021 of $200,000.
(3)    Mr. Dawson transitioned to a consulting role with the Company on December 31, 2021 and received a payment of $324,605 in lieu of his 2021 annual bonus.

Synergy Performance Bonus

In April 2022, the compensation committee awarded Ms. Powell a $500,000 bonus (the “Synergy Performance Bonus”) in recognition of her contributions to the Company’s achievement of its predetermined synergy goal associated with our integration of Vivint Solar in 2021 (the “Synergy Goal”). Specifically, achievement of the Synergy Goal required us to achieve a run-rate exiting 2021 that, when annualized, would be equivalent to over $120 million in annual savings resulting from the integration of Vivint Solar. We achieved this goal in the fourth quarter of 2021. Unlike our other NEOs, Ms. Powell did not receive Synergy PSUs, as described in the section entitled “—Equity Awards—PSU Awards” below. The compensation committee subsequently determined that Ms. Powell was instrumental in our achievement of the Synergy Goal and that she had earned the Synergy Performance Bonus as a result of her efforts.

Equity Awards
Each of our NEOs was granted equity-based awards in the form of PSUs, RSUs, and stock options. The size of these awards was not determined based on a specific formula, but rather through the exercise of the compensation committee’s judgment after considering the individual performance of each of the executive officers, our strategic goals, the recommendations of our Chief Executive Officer and Executive Chairman (except with respect to her and his respective individual awards), the appropriate level of compensation for the position given the scope of responsibility and any changes, the current unvested equity held by such individual and related vesting schedules, the impact of dilution to our shareholders, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), executive leadership factors, and the perceived retentive value of the proposed awards.

As mentioned above, following the completion of the Vivint Solar acquisition in October 2020, one-time PSU awards were granted in early 2021. While our compensation committee continues to target total direct compensation within a competitive range of the 50th percentile of our established peer group, the additional PSU grants increased our total target long-term incentive grant value to approximately the 75th percentile within our established peer group. The compensation committee determined that this was appropriate due to the essential role that our NEOs would be required to play in our integration efforts following completion of Vivint Solar acquisition and further determined that a higher total target long-term incentive grant value was consistent with our outstanding performance in 2020 relative to our established peer group.

Based on the foregoing consideration, the compensation committee approved the following equity awards in 2021 for our named executive officers in 2021:

Executive	Options (#)	RSUs (#)	Synergy PSU Target Award(1) (#)	Total Value Generated PSU Target Award(1) (#)	Target Equity Value(2) ($)
Mary Powell(3)	74,294	64,703	—	27,301	6,128,242
Lynn Jurich	64,925	37,439	37,439	24,710	7,320,095
Tom vonReichbauer	55,457	28,147	9,173	6,054	3,620,478
Edward Fenster	40,578	23,399	16,380	10,811	3,952,578
Jeanna Steele	59,582	29,568	8,424	5,560	3,655,790
Chris Dawson(4)	27,593	15,912	9,828	6,486	2,571,586
______________________
(1)The PSU awards are reported at target, which reflects (i) achievement of the Synergy Goal applicable to the Synergy PSUs, and (ii) attainment of Second Goal of the Total Value Generated PSUs. The Company’s PSU awards are further described in the immediately following section titled “PSU Awards.” The amounts reported represent the grant date fair value of the PSU awards granted to the named executive officers during the applicable year as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these PSU awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock awards.
(2)The amounts reported include the grant date fair value of the PSU awards granted to the named executive officers during the applicable year as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these PSU awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock awards.
(3)These awards are inclusive of Ms. Powell’s equity awards granted in connection with her service as a non-employee director on the Company’s board of directors in 2021. As mentioned under the section entitled “—Annual Bonus Incentive Plan Awards—Synergy Performance Bonus” above, Ms. Powell did not receive Synergy PSUs and, instead, received a Synergy Performance Bonus in April 2022 in recognition of her contributions to the Company’s achievement of the Synergy Goal.
(4)Pursuant to the Separation Agreement (as defined in the Potential Payments upon Termination or Change of Controls section below in this proxy statement) and in exchange for the advisory services, we provided Mr. Dawson with acceleration of certain equity awards (such acceleration valued at $1,902,784 using the fair market value as of December 31, 2021), in addition to a cash severance payment and prorated bonus payment, as set forth in the Separation Agreement.

PSU Awards

The PSU awards granted in 2021 were divided into two types of awards. The first type of PSU award was subject to a performance vesting condition based on our achievement of the Synergy Goal associated with our integration of Vivint Solar (the “Synergy PSUs”). The second type of PSU award was subject to a performance vesting condition based on our achievement of Total Value Generated goals over a three-year performance period (the “Total Value Generated PSUs”). For a description of “Total Value Generated,” please refer to “2021 Annual Incentive Plan Metrics” above.

As mentioned above, the Synergy PSUs were subject to a performance vesting condition based on our achievement of the Synergy Goal. Specifically, achievement of the Synergy Goal required us to achieve a run-rate exiting 2021 that, when annualized, would be equivalent to over $120 million in annual savings resulting from the integration of Vivint Solar. If the compensation committee certified achievement of the Synergy Goal, the Synergy PSUs would vest at target level of achievement. If the compensation committee did not certify achievement of the Synergy Goal, the Synergy PSUs would be forfeited in their entirety. In addition, to remain eligible to vest in the Synergy PSUs, the NEOs were required to remain in continuous service to us through the date that the compensation committee certified whether or not the Synergy Goal had been achieved. In March 2022, the compensation committee certified that the Synergy Goal had been achieved, and as a result, the Synergy PSUs vested at target level of achievement.

The Total Value Generated PSUs will vest over a three-year performance period. Thirty-three percent (33%) of the PSUs will vest if the first Total Value Generated Goal is achieved during calendar year 2023 (the “First Goal”). Sixty-six percent (66%) of the PSUs (less the number of PSUs, if any, that vested upon achievement of the First Goal) will vest if the second Total Value Generated Goal is achieved during calendar year 2024 (the “Second Goal”). One hundred percent (100%) of the PSUs (less the number of PSUs, if any, that vested upon achievement of the First Goal and the Second Goal) will vest if the third Total Value Generated Goal is achieved during calendar year 2025. If the compensation committee does not certify achievement of any of the Total Value Generated goals, the Total Value Generated PSUs will be forfeited in their entirety. In addition, to remain eligible to vest in the Total Value Generated PSUs, the NEOs are required to remain in continuous service to us through the date that the compensation committee certifies achievement of the applicable Total Value Generated goal. We consider the specific Total Value Generated goals to be confidential commercial and financial information, the disclosure of which could result in competitive harm to us. At the time the compensation committee set our Total Value Generated goals, it believed that each goal was achievable, but only with significant effort.

RSU and Stock Option Awards

The RSU awards will vest over four years, with 25% of the RSUs vesting on the first anniversary of the vesting commencement date and the remaining RSUs vesting in equal quarterly installments thereafter, subject to the NEO’s continued service to us through each vesting date. The stock options will also vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remaining shares subject to the option vesting in equal monthly installments thereafter, subject to the NEO’s continued service to us through each vesting date.
2022 Compensation Philosophy
For 2022, the key elements of our executive compensation program will include the existing components of base salary, annual cash bonus incentive awards, time-based equity awards, health, welfare and retirement programs, and performance-based equity awards. We believe that providing a portfolio of performance-based equity awards, time-based equity awards, and cash compensation supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.
Benefits Programs and Perquisites
Our employee benefit programs, including our 401(k) plans, employee stock purchase plan (“ESPP”), and health and welfare programs, including health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their family members including spouses, qualifying domestic partners and children. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees. The Sunrun 401(k) plan provides for employer matching contributions of 100% of the first 1% of compensation and 50% of the next 5% of compensation deferred under the plan. Contributions made by employees in the Sunrun 401(k) plan are immediately vested while matching contributions made by the Company are 100% vested after two years of service.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team.
Severance and Change in Control Benefits
Post-Employment Compensation
Severance Plan. In August 2018, we adopted a Key Employee Change in Control and Severance Plan, referred to as our “Severance Plan,” applicable to our executive officers and certain other employees, whose benefits upon a change in control are described below. The Severance Plan provides for severance payments and benefits in the event of a qualifying termination of employment. The Severance Plan was adopted due to the automatic expiration of our predecessor severance benefit plan which occurred in May 2018.
The following benefits are provided under the Severance Plan in connection with any termination without cause or good reason that occurs other than within three months prior to, or 12 months following, a change in control (as defined in the Severance Plan):
•12 months of base salary and COBRA premiums (Mses. Powell and Jurich and Mr. Fenster) or six months of base salary and COBRA premiums (Ms. Steele and Mr. vonReichbauer);
•A pro-rata bonus amount based on the average bonus payable to such individual for the prior two years, or if none, a pro-rata portion of the target bonus in the year of termination; and
•50% equity vesting acceleration (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 50%).

The following benefits are provided under the Severance Plan to Mses. Powell and Jurich and Mr. Fenster in connection with any termination without cause or good reason resignation that occurs within three months prior to, or 12 months following, a change in control:
•18 months of base salary and COBRA premiums;
•150% target annual bonus;
•100% equity vesting acceleration (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 100%); and
•18 months post-termination exercise period for options.

The following benefits are provided under the Severance Plan to Ms. Steele and Mr. vonReichbauer in connection with any termination without cause or good reason that occurs within three months prior to, or 12 months following, a change in control:
•12 months of base salary and COBRA premiums;
•100% target annual bonus;
•100% equity vesting acceleration (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 100%); and
•12 months post-termination exercise period for options.

The Severance Plan benefits were approved by the compensation committee after considering the level of benefits provided under the predecessor severance plan and reviewing competitive market data for our peer group. The compensation committee determined that these benefits were both competitively reasonable and necessary to recruit and retain key executives. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.
In December 2021, Mr. Dawson notified the Company of his intention to step down from the role of Chief Operating Officer and separate from the Company and its subsidiaries, effective December 31, 2021. Mr. Dawson entered into a separation agreement with us on the same date and received the severance benefits pursuant thereto, as described further in the section entitled “—Potential Payments upon Termination or Change of Control—Mr. Dawson’s Separation Agreement” below.

Other Compensation Policies
Equity Awards Grant Policy
The compensation committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our board of directors. This policy provides that all equity awards will be granted either by our board of directors or the compensation committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our board of directors. The exercise price of all stock options and SARs must be equal to or greater than the closing trading price of our common stock on the date of grant.
Insider Trading Policy
Our insider trading policy prohibits our employees, including our executive officers, non-employee directors, and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our securities at any time. In addition, no officer, director, other employee or consultant may margin any of our securities, including without limitation, pledging or borrowing against such securities, at any time. Our insider trading policy encourages our executive officers and members of our board of directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities that they beneficially own, and provides that such individuals may not otherwise trade in our equity securities during “blackout” periods.
Compensation Policies and Practices as They Relate to Risk Management
The compensation committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the compensation committee’s determination include the following:
•We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The time-based equity component of our compensation program is intended to discourage employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our employee equity-based awards have time-based vesting, generally over a period of four years. A significant portion of the compensation paid to our executive officers and the members of our board of directors is in the form of equity with time-based vesting. In 2021, we introduced performance-based equity awards to incentivize and reward senior leaders for driving achievement of Company performance goals. These performance-based equity awards vest upon the attainment of specified goals during a set period of time and the compensation committee’s approval.

•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we do not cap the cash incentive award for our sales incentive plans to provide maximum incentive for our sales teams to meet and exceed their objectives, we do maintain internal controls over the determination of sales incentive awards, which allow us to ensure that we are awarding only those sales people who operate with absolute integrity, and we believe such internal controls help to prevent problematic behaviors.
•Our employees are required to comply with our code of business conduct and ethics, which covers, among other things, accuracy in financial and business records keeping. Further, our sales teams are also subject to a specific sales code of conduct which we believe enforces customer-centered behaviors including compliance with all consumer protection laws and fosters a culture of absolute integrity in our employees. The vesting of an employee’s equity awards are conditioned upon their compliance with their agreements with us, including, but not limited to, these codes.
•As part of our policies on trading in securities, we prohibit hedging and pledging transactions involving our securities so that our executive officers, employees, non-employee directors, and consultants cannot insulate themselves from the effects of poor stock price performance.
Tax and Accounting Considerations
Limitation on Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2021, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other tax reimbursement.
Accounting Treatment
We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options, PSU awards, RSU awards and shares acquired through our ESPP, over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the four-year vesting period of the award). We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be incorporated by reference in Sunrun’s Annual Report on Form 10-K for 2021 and included in this proxy statement.
Submitted by the compensation committee of our board of directors:
Katherine August de-Wilde (Chair)
Alan Ferber
Sonita Lontoh

Fiscal 2021 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers as of December 31, 2021.

Name	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Stock Awards (1)(2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation(4) ($)	Total(1) ($)
Mary Powell, Chief Executive Officer(5)	2021	313,846	1,500,000(6)	2,000,403	2,745,580	261,260	3,846	6,824,935

Lynn Jurich, former Chief Executive Officer and Co-Executive Chair	2021	606,154(7)	—	2,000,119	3,999,982	478,247	4,308	7,088,810
	2020	677,823	—	1,275,782	2,212,254	1,030,000	7,134	5,202,993
	2019	569,231	—	2,131,294	2,148,259	573,311	9,800	5,431,895

Tom vonReichbauer Chief Financial Officer	2021	440,000	—	1,500,040	1,797,023	225,280	8,983	3,971,326
	2020	284,646	100,000	2,397,962	2,628,924	239,725	—	5,651,257

Edward Fenster, Co-Executive Chair	2021	540,000	—	1,250,070	2,124,995	276,480	10,150	4,201,695
	2020	499,122	—	797,366	1,495,404	444,960	7,270	3,244,122
	2019	512,308	—	1,539,268	1,551,530	412,659	9,800	4,025,565

Jeanna Steele, Chief Legal Officer and Chief People Officer	2021	382,404	—	1,575,019	1,783,764(8)	206,400	10,150	3,957,737
	2020	346,115	80,000	255,158	578,345	274,237	8,396	1,542,251
	2019	319,615	—	378,900	381,909	239,400	9,800	1,329,624

Chris Dawson, former Chief Operating Officer	2021	449,162	—	850,047	1,375,031	—	566,755	3,240,995
	2020	424,308	—	446,523	876,331	362,560	9,975	2,119,697
	2019	384,615	—	568,342	572,863	286,655	9,800	1,822,275
______________________
(1)    The amounts reported represent the grant date fair value of the stock options or stock awards, as applicable, granted to the named executive officers during the applicable year as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options or stock awards, as applicable, reported are set forth in Note 2 of our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021. Note that amounts reported in this column reflect the accounting cost for these stock or option awards, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options.

(2)    The amounts reported are inclusive of Synergy PSUs and Total Value Generated PSUs. A description of these PSU awards and the performance-based vesting conditions are provided in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. The value of each Total Value Generated PSU award on the grant date, assuming the highest level of performance conditions will be achieved, is $1,830,401 for Ms. Powell, $1,999,991 for Ms. Jurich, $490,022 for Mr. vonReichbauer, $875,020 for Mr. Fenster, $450,010 for Ms. Steele, and $525,012 for Mr. Dawson, which is based on maximum vesting of the Total Value Generated PSUs multiplied by the closing price of our common stock on the grant date.
(3)    The amounts reported for 2021 represent the amounts earned and payable under the 2021 bonus plan, all of which were paid in March 2022. Our board of directors formally adopted an Annual Incentive Plan (“AIP”) for our executives in December 2014. Under our AIP, our compensation committee retains discretionary authority to modify final bonus payouts for any one executive up or down based on the compensation committee’s assessment of that executive’s overall individual performance. Accordingly, the Annual Incentive Plan bonus awards paid to our NEOs for 2021 performance were approved in March 2022 at a level equal to 64% of their target bonus awards.
(4)    All of our employees, including our named executive officers, are eligible to participate in our 401(k) plans. The amounts shown for 2021 for each named executive officer reflect matching contributions made to each of our named executive officers in 2021 with our 401(k) applicable to all employees and as described elsewhere in this proxy statement. The amount shown for Mr. Dawson includes a payment in the amount of $556,605 pursuant to the terms of the Separation Agreement as defined below in the section of this proxy statement titled “Potential Payments upon Termination or Change of Control.” Outstanding equity awards valued at $1,902,784 as of December 31, 2021 are subject to acceleration pursuant to the Separation Agreement.
(5)    On August 13, 2021, Ms. Powell resigned from her service on our board of directors as a non-employee director and commenced service as our Chief Executive Officer and Director on August 31, 2021. Pursuant to our non-employee director pay policy, Ms. Powell received $56,542 in cash compensation and $174,194 in equity grants in the form of RSUs, totalling $230,736 for her non-employee director services in 2021. Ms. Powell’s total compensation in 2021 as a non-employee director and Chief Executive Officer of the Company was $7,055,671.
(6)    The amount reported represents (i) a $1,000,000 signing bonus in connection with Ms. Powell serving as our Chief Executive Officer and (ii) a $500,000 bonus in recognition of Ms. Powell’s contributions to our synergy goal associated with our integration of Vivint Solar in 2021. A description of the synergy performance bonus is provided in “Compensation Discussion and Analysis – Annual Bonus Incentive Plan Awards – Synergy Performance Bonus.”
(7)    The amount reported for Ms. Jurich represents the $800,000 base salary in effect through August 30, 2021, and the $200,000 base salary in effect from August 31, 2021 through the end of 2021.
(8)    Ms. Steele was promoted in December 2021 to Chief Legal Officer and Chief People Officer. In connection with this promotion, Ms Steele received two time-based equity awards each in the amount of $1,000,000.

Grants of Plan-Based Awards in Fiscal 2021
The following table presents, for each of our named executive officers, information concerning grants of plan-based awards made during fiscal 2021. This information supplements the information about these awards set forth in the Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards(3)($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary Powell(4)	—	224,520	408,219	612,329	—	—	—	—	—	—	—
Stock Option	8/31/2021	—	—	—	—	—	—	—	74,294	44.25	2,000,403
PSU(5)	8/31/2021	—	—	—	13,650	27,301	41,365	—	—	—	—
RSU(6)	8/31/2021	—	—	—	—	—	—	62,047	—	—	2,745,580

Lynn Jurich	—	410,993	747,260	1,120,890	—	—	—	—	—	—	—
Stock Option	3/4/2021	—	—	—	—	—	—	—	64,925	53.42	2,000,119
PSU(5)(7)	3/4/2021	—	—	—	12,355	62,149	37,439	—	—	—	1,999,991
RSU	3/4/2021	—	—	—	—	—	—	37,439	—	—	1,999,991

Tom vonReichbauer	—	193,600	352,000	528,000	—	—	—	—	—	—	—
Stock Option	3/4/2021	—	—	—	—	—	—	—	22,724	53.42	700,049
PSU(5)(7)	3/4/2021	—	—	—	3,027	15,227	9,173	—	—	—	490,022
RSU	3/4/2021	—	—	—	—	—	—	13,104	—	—	700,016
Stock Option(8)	12/6/2021	—	—	—	—	—	—	—	32,733	40.35	799,991
RSU(8)	12/6/2021	—	—	—	—	—	—	15,043	—	—	606,985

Edward Fenster	—	237,600	432,000	648,000	—	—	—	—	—	—	—
Stock Option(8)	3/4/2021	—	—	—	—	—	—	—	40,578	53.42	1,250,070
PSU(5)(7)	3/4/2021	—	—	—	5,405	27,191	16,380	—	—	—	875,020
RSU	3/4/2021	—	—	—	—	—	—	23,399	—	—	1,249,975

Jeanna Steele	—	177,375	322,500	483,750	—	—	—	—	—	—	—
Stock Option	3/4/2021	—	—	—	—	—	—	—	18,666	53.42	575,036
PSU(5)(7)	3/4/2021	—	—	—	2,780	13,984	8,424	—	—	—	450,010
RSU	3/4/2021	—	—	—	—	—	—	10,764	—	—	575,013

Stock Option(9)	12/6/2021	—	—	—	—	—	—	—	40,916	40.35	999,983
RSU(9)	12/6/2021	—	—	—	—	—	—	18,804	—	—	758,741

Chris Dawson	—	—	—	—	—	—	—	—	—	—	—
Stock Option	3/4/2021	—	—	—	—	—	—	—	27,593	53.42	850,047
PSU(5)(7)	3/4/2021	—	—	—	3,243	16,314	9,828	—	—	—	525,012
RSU	3/4/2021	—	—	—	—	—	—	15,912	—	—	850,019

______________________
(1)    The amounts reported relate to cash incentive compensation opportunities under our Annual Incentive Plan. The actual amounts paid to our named executive officers are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation-Compensation Discussion and Analysis-Annual Incentive Plan Awards” above.
(2)    The amounts reported represent the grant date fair value of the equity awards granted to the named executive officers during 2021 as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these equity awards and do not correspond to the actual economic value that may be received by the named executive officers from the equity awards. The amounts reported relate to Synergy PSUs and Total Value Generated PSUs. Synergy PSUs are reported at target, which reflects achievement of the Synergy Goal. Total Value Generated PSUs reported at (i) threshold assumes achievement of the First Goal, (ii) target assumes achievement of the Second Goal, and (iii) maximum assumes 100% achievement of all goals. PSUs are described more fully in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above.
(3)    The amounts reported represent the grant date fair value of the stock options or stock awards, as applicable, granted to the named executive officers during 2021 as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these stock options or stock awards, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options or stock awards, as applicable.
(4)    Ms. Powell’s bonus opportunity is prorated, as she commenced her service as the Company’s Chief Executive Officer in August 2021. During 2021 and pursuant to our non-employee director pay policy, Ms. Powell was granted 2,656 RSUs with a grant date fair value of $175,000 in connection with her service as a non-employee director. A description of her equity grants pursuant to her service as a non-employee director in 2021 is provided in the section titled “Directors, Executive Officers and Corporate Governance—Director Compensation for Fiscal Year 2021—Director Compensation” above.
(5)    Inclusive of Total Value Generated PSU award that was granted with the intent to align the interests of our executives with our stockholders, reward and incentivize performance, retain talent, and provide a focus on creating long-term shareholder value through a multi-year vesting schedule.
(6)    Of the amount reported, 20,682 RSUs, with a grant date fair value of $915,179, were granted in connection with the terms of Ms. Powell’s employment agreement as the Company’s Chief Executive Officer.
(7)    Inclusive of Synergy PSU award that was granted with the intent to drive achievement of a predetermined synergy goal associated with our integration of Vivint Solar in 2021, align the interests of our executives with our stockholders, reward and incentivize performance, and retain talent.
(8)    In December 2021, Mr. vonReichbauer received additional equity awards totaling $1,600,000 in consideration for his expanded role.
(9)    These awards were granted in connection with Ms. Steele’s promotion in December 2021 to Chief Legal Officer and Chief People Officer.

Executive Employment Agreements

Mary Powell
We have entered into an employment agreement with Mary Powell, our Chief Executive Officer. The employment agreement, dated August 3, 2021, provides for at-will employment and provides that Ms. Powell will receive an annual base salary of $800,000, and will be eligible for a target bonus that is 125% of her base salary, in addition to a sign-on bonus of $1,000,000 that is subject to certain terms of repayment if Ms. Powell terminates her employment prior to a certain length of service.
Pursuant to the terms of her employment agreement, Ms. Powell was also granted (i) a sign-on award of RSUs in respect of shares of common stock of Sunrun with a value of $1,000,000 (the “Sign-on RSU Award”), (ii) a long-term incentive equity award of

RSUs in respect of shares of common stock with a value of $2,000,000 (the “Powell LTI RSU Award”), (iii) an award of PSUs in respect of shares of common stock with a value of $2,000,000 (the “Powell PSU Award”) and (iv) an option to purchase shares of common stock with a value of $2,000,000 (the “Powell Option Award”), in each case, under Sunrun’s 2015 Equity Incentive Plan (“Plan”). Twenty-five percent (25%) of the shares of common stock covered by each of the Sign-on RSU Award and the Powell LTI RSU Award will vest on the first anniversary of August 31, 2021 (“Vesting Commencement Date”) and the remaining shares of common stock covered by each such award shall vest in equal quarterly installments thereafter through the fourth anniversary of the Vesting Commencement Date, subject to Ms. Powell remaining an employee of the Company through each vesting date. The Powell PSU Award was granted in the form of Total Value Generated PSUs, as described in “—Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. Twenty-five percent (25%) of the shares subject to the Powell Option Award will vest on the first anniversary of Vesting Commencement Date and 1/48th of the shares subject to the Powell Option Award will vest in equal monthly installments thereafter until all shares are vested on the fourth anniversary of Vesting Commencement Date, subject to Ms. Powell remaining an employee of the Company through each vesting date.
As provided in her employment agreement, Ms. Powell is eligible to participate in the Company’s Severance Plan.
Lynn Jurich
We have entered into a confirmatory employment letter with Lynn Jurich, our former Chief Executive Officer and current Co-Executive Chair of our board. The confirmatory employment letter, dated May 12, 2015, has no specific terms and provides for at-will employment. On August 5, 2021, we entered into an amendment to the confirmatory employment letter amending the terms of Ms. Jurich’s employment pursuant to which she resigned as Chief Executive Officer and transitioned to Co-Executive Chair of our board. On December 31, 2021, Ms. Jurich’s annual base salary was $200,000 (reduced from $800,000 as of August 30, 2021), and she was eligible for annual target incentive payments equal to 125% of her base salary.
Tom vonReichbauer
We have entered into an employment offer letter with Tom vonReichbauer, our Chief Financial Officer. The offer letter, dated April 17, 2020, has no specific term and provides for at-will employment. On December 31, 2021, Mr. vonReichbauer’s annual base salary was $440,000, and he was eligible for annual target incentive payments equal to 80% of his base salary.
Edward Fenster
We have entered into a confirmatory employment letter with Edward Fenster, our Co-Executive Chair. The confirmatory employment letter, dated May 15, 2015, has no specific term and provides for at-will employment. On December 31, 2021, Mr. Fenster’s annual base salary was $540,000, and he was eligible for annual target incentive payments equal to 80% of his base salary.
Jeanna Steele
We entered into a confirmatory employment letter with Jeanna Steele, our current Chief Legal Officer and Chief People Officer, dated May 15, 2018, which has no specific term and provides for at-will employment. On November 30, 2021, we entered into an executive employment agreement (“Steele Employment Letter”), which replaced and superseded the prior May 15, 2018 employment letter. On December 31, 2021, Ms. Steele’s annual base salary was $430,000, and she was eligible for annual target incentive payments equal to 75% of her base salary. Ms. Steele is eligible to participate in the Company’s Severance Plan.
Pursuant to the Steele Employment Letter, Ms. Steele was also be granted (i) a long-term incentive equity award of RSUs in respect of shares of common stock with a value of $1,000,000 (the “Steele LTI RSU Award”), and (ii) an option to purchase shares of common stock with a value of $1,000,000 (the “Steele Option Award”), in each case, under the Plan. Twenty-five percent (25%) of the shares of common stock covered by the Steele LTI RSU Award will vest on the first anniversary of December 6, 2021 (“Vesting Commencement Date”) and the remaining shares of common stock covered by such award will vest in equal quarterly installments thereafter, subject to Ms. Steele remaining an employee of the Company through each vesting date. Twenty-five percent (25%) of the shares subject to the Steele Option Award will vest on the first anniversary of Vesting Commencement Date and 1/48th of the shares subject to the Steele Option Award will vest in equal monthly installments thereafter until all shares are vested on the fourth anniversary of Vesting Commencement Date, subject to Ms. Steele remaining an employee of the Company through each vesting date.
Chris Dawson
We entered into an employment offer letter with Chris Dawson, our former Chief Operating Officer. The offer letter, dated November 13, 2017, had no specific term and provided for at-will employment. On December 31, 2020, Mr. Dawson’s annual base salary was $440,000, and he was eligible for annual target incentive payments equal to 80% of his base salary. On December 2, 2021, Mr. Dawson notified the Company of his intention to step down from the role of Chief Operating Officer and separate from the Company and its subsidiaries, effective December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2021.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares of Units of Stock That Have Not Vested(21) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(22) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(22) (S)
Mary Powell	1/4/2021(1)	—	—	—	—	2,215	75,975	—	—
	6/7/2021(1)	—	—	—	—	441	15,126	—	—
	8/31/2021(2)	—	74,294	44.25	8/30/2031	—	—	—	—
	8/31/2021(3)	—	—	—	—	41,365	1,418,820	13,650	468,195
	8/31/2021(4)	—	—	—	—	41,365	1,418,820	—	—
	8/31/2021(4)	—	—	—	—	20,682	709,393	—	—

Lynn Jurich	4/11/2014(5)	145,988	—	5.88	4/10/2024	—	—	—	—
	2/11/2016(5)	23,513	—	5.08	2/10/2026	—	—	—	—
	3/15/2017(5)	1,000,000	—	5.00	3/14/2027	—	—	—	—
	3/14/2019(6)	185,474	84,310	14.57	3/13/2029	—	—	—	—
	3/14/2019(7)	—	—	—	—	46,077	1,580,441	—	—
	3/30/2020(8)	107,890	138,719	9.81	3/29/2030	—	—	—	—
	3/30/2020(9)	—	—	—	—	72,353	2,481,708	—	—
	3/4/2021(10)	—	64,925	53.42	3/03/2031	—	—	—	—
	3/4/2021(11)	—	—	—	—	37,439	1,284,158	37,439	1,284,158
	3/4/2021(3)	—	—	—	—	37,439	1,284,158	12,355	423,777
	3/4/2021(12)	—	—	—	—	37,439	1,284,158	—	—

Tom vonReichbauer	5/4/2020(13)	90,087	190,925	13.43	5/3/2030	—	—	—	—
	5/4/2020(14)	—	—	—	—	122,390	4,197,977	—	—
	3/4/2021(10)	—	22,724	53.42	3/3/2031	—	—	—	—
	3/4/2021(11)	—	—	—	—	9,173	314,634	9,173	314,634
	3/4/2021(3)	—	—	—	—	9,173	314,634	3,027	103,826

	3/4/2021(12)	—	—	—	—	13,104	449,467	—	—
	12/6/2021(15)	—	32,733	40.35	12/5/2031	—	—	—	—
	12/6/2021(16)	—	—	—	—	15,043	515,975	—	—

Edward Fenster	4/11/2014(5)	365,988	—	5.88	4/10/2024	—	—	—	—
	2/11/2016(5)	550,600	—	5.08	2/10/2026	—	—	—	—
	3/15/2017(5)	412,000	—	5.00	3/14/2027	—	—	—	—
	3/14/2019(6)	133,953	60,891	14.57	3/13/2029	—	—	—	—
	3/14/2019(7)	—	—	—	—	33,278	1,141,435	—	—
	3/30/2020(8)	67,431	86,700	9.81	3/29/2030	—	—	—	—
	3/30/2020(9)	—	—	—	—	45,221	1,551,080	—	—
	3/4/2021(10)	—	40,578	53.42	3/3/2031	—	—	—	—
	3/4/2021(11)	—	—	—	—	16,380	561,834	16,380	561,834
	3/4/2021(3)	—	—	—	—	16,380	561,834	5,405	185,392
	3/4/2021(12)	—	—	—	—	23,399	802,586	—	—

Jeanna Steele	3/20/2018(17)	2,813	2,813	8.05	3/19/2028	—	—	—	—
	3/20/2018(18)	—	—	—	—	1,163	39,891	—	—
	6/15/2018(19)	2,937	5,876	13.63	6/14/2028	—	—	—	—
	6/15/2018(20)	—	—	—	—	2,875	98,613	—	—
	3/14/2019(6)	2,998	14,989	14.57	3/13/2029	—	—	—	—
	3/14/2019(7)	—	—	—	—	8,192	280,986	—	—
	3/30/2020(8)	3,083	27,744	9.81	3/29/2030	—	—	—	—
	3/30/2020(9)	—	—	—	—	14,471	496,355	—	—
	3/4/2021(10)	—	18,666	53.42	3/3/2031	—	—	—	—
	3/4/2021(11)	—	—	—	—	8,424	288,943	8,424	288,943
	3/4/2021(3)	—	—	—	—	8,424	288,943	2,780	95,354
	3/4/2021(12)	—	—	—	—	10,764	369,205	—	—
	12/6/2021(15)	—	40,916	40.35	12/5/2031	—	—	—	—
	12/6/2021(16)	—	—	—	—	18,804	644,977	—	—

Chris Dawson	12/15/2017(5)	164,000	—	6.06	12/14/2027	—	—	—	—
	3/14/2019(6)	39,459	22,483	14.57	3/13/2029	—	—	—	—

3/14/2019(7)	—	—	—	—	12,287	421,444	—	—
3/30/2020(8)	37,761	48,552	9.81	3/29/2030	—	—	—	—
3/30/2020(9)	—	—	—	—	25,324	868,613	—	—
3/4/2021(10)	—	27,593	53.42	3/3/2031	—	—	—	—
3/4/2021(11)	—	—	—	—	9,828	337,100	9,828	337,100
3/4/2021(3)	—	—	—	—	9,828	337,100	3,243	111,235
3/4/2021(12)	—	—	—	—	15,912	545,782	—	—
______________________
(1)These equity awards were granted in connection with Ms. Powell’s service as a non-employee director on the Company’s board prior to service as the Company’s Chief Executive Officer in August 2021. These equity awards vest pursuant to our non-employee director pay policy and vested 100% on January 1, 2022.
(2)Twenty-five percent of the shares subject to the option vest on August 31, 2022 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(3)The Total Value Generated PSUs will vest in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. The number of shares subject to each NEO’s Total Value Generated PSU award assumes threshold achievement.
(4)The RSUs vest over four years. Twenty-five percent of the RSUs vest on August 31, 2022 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(5)The stock option is fully vested and immediately exercisable.
(6)Twenty-five percent of the shares subject to the option vested on March 15, 2020 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(7)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 15, 2020 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(8)Twenty-five percent of the shares subject to the option vested on March 17, 2021 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(9)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 17, 2021 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(10)Twenty-five percent of the shares subject to the option vested on March 6, 2022 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(11)The Synergy PSUs were subject to vesting in accordance with the performance-based vesting conditions described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above. The number of shares subject to each NEO’s Synergy PSU award assumes target achievement, which is consistent with the compensation committee’s certification of target level of attainment on March 2, 2022.
(12)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 6, 2022 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(13)Twenty-five percent of the shares subject to the option vested on May 4, 2021 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(14) The RSUs vest over four years. Twenty-five percent of the RSUs vested on May 4, 2021 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(15)Twenty-five percent of the shares subject to the option vest on December 6, 2022 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(16)The RSUs vest over four years. Twenty-five percent of the RSUs vest on December 6, 2022 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(17) Twenty-five percent of the shares subject to the option vested on March 15, 2019 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(18)The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 15, 2019 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(19) Twenty-five percent of the shares subject to the option vested on June 15, 2019 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(20) The RSUs vest over four years. Twenty-five percent of the RSUs vested on June 15, 2019 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.
(21)This column represents the market value of the shares underlying the RSUs as of December 31, 2021, based on the closing price of our common stock, as reported on Nasdaq, of $34.30 per share on December 31, 2021.
(22)These columns disclose Synergy PSUs at target, which assumes achievement of the Synergy Goal, and Total Value Generated PSUs at threshold or First Goal (which is further described in “Compensation Discussion and Analysis—Equity Awards—PSU Awards” above).

Option Exercises and Stock Vested in Fiscal 2021
The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal year 2021 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)	Number of Shares Acquired on Vesting (#)	Value of Realization on Vesting(2)($)
Mary Powell(3)	—	—	10,927	758,115
Lynn Jurich	80,000	6,346,284	119,134	6,148,244
Tom vonReichbauer	35,000	1,453,120	73,433	3,513,265
Edward Fenster	310,384	14,781,878	78,043	3,992,145
Jeanna Steele	87,677	2,183,784	28,570	1,360,357
Chris Dawson	96,000	4,651,462	92,025	4,292,154

______________________
(1)The value realized on exercise is pre-tax and represents the difference between the market price of the shares of the Company’s common stock underlying the options when exercised and the applicable exercise price.
(2)The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date.
(3)This stock award was in relation to Ms. Powell's performance as a non-employee director prior to her commencement of service as the Company’s Chief Executive Officer on August 31, 2021.

Potential Payments upon Termination or Change of Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of our NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal year 2021 (December 31, 2021), and the price per share of our Common Stock was the closing price as of that date ($34.30 per share). These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Sunrun’s 401(k) plan.
There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is different.

Name(1)	Termination Without Cause or Resignation for Good Reason(2)($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control(2)($)
Mary Powell
Cash severance payments	1,800,000	2,700,000
Continued health coverage	23,805	35,708
Accelerated vesting(3)(4)	1,109,656	3,638,132
Total:	2,933,461	6,373,840

Lynn Jurich
Cash severance payments	1,001,656	675,000
Continued health coverage	23,397	35,096
Accelerated vesting(4)	5,203,486	12,975,287
Total:	6,228,539	13,685,383

Tom vonReichbauer
Cash severance payments	339,863	792,000
Continued health coverage	11,699	23,397
Accelerated vesting	4,574,490	9,778,246
Total:	4,926,051	10,593,643

Edward Fenster
Cash severance payments	968,810	1,458,000
Continued health coverage	23,397	35,096
Accelerated vesting	3,409,883	7,943,432
Total:	4,402,090	9,436,528

Jeanna Steele
Cash severance payments	471,819	752,500
Continued health coverage(5)	—	—
Accelerated vesting	1,550,254	3,678,395
Total:	2,022,073	4,430,895
______________________
(1)Mr. Dawson stepped down from the role of Chief Operating Officer and separated from the Company and its subsidiaries, effective December 31, 2021. As a result, he was not included in this table. For a summary of Mr. Dawson’s actual payments upon termination of employment, see the section entitled “Mr. Dawson’s Separation Agreement” below.
(2)Any cash severance payments payable under our Severance Plan (applicable to Mses. Powell, Jurich, and Steele and Messrs. vonReichbauer and Fenster) in connection with a termination without cause or good reason resignation not related to a change in control are generally paid over the applicable severance benefit period, which is 12 months for Mses. Powell and Jurich and Mr. Fenster and six months for Ms. Steele and Mr. vonReichbauer, unless the Company elects in its discretion to pay such amounts in a single lump sum. Any cash severance benefits payable under our Severance Plan in connection with a change in control related termination are paid in a single lump sum. In order to receive the severance benefits, the NEO must sign and not revoke a release of claims in our favor within the timeframe set forth in the Severance Plan.
(3)The amounts reported are inclusive of the outstanding and unvested RSUs provided to Ms. Powell in connection with her service as a non-employee director on our board.
(4)These amounts are inclusive of awarded Synergy PSUs and Total Value Generated PSUs accelerated at 50% attainment under a “Termination Without Cause or Resignation for Good Reason” triggering event, which results in acceleration valued at $0, and 100% under a “Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control” triggering event in accordance with our Severance Plan. The Synergy Goal in connection with the Synergy PSUs was attained during 2021, however, it was not determined to have been achieved by our compensation committee until March 2022.
(5)Under our Severance Plan, Ms. Steele is eligible to receive continued health coverage; however, in 2021, she did not elect to obtain health coverage through the Company.

Severance Plan. We adopted the Severance Plan, which is applicable to our executive officers and certain other key employees. Under the plan, for the period from three months prior to until 12 months following a change in control (“change in control period”) if any plan participant is terminated for any reason other than cause, death or disability or a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. All of our named executive officers are plan participants. Upon the occurrence of such an event, Mses. Powell and Jurich and Mr. Fenster are each entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 18 months of his or her then current annual base salary, (ii) a lump sum cash amount equal to 150% of his or her target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 18 months following termination, and (iv) all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 100%). Upon the occurrence of the same such event, Ms. Steele and Messrs. vonReichbauer and Dawson are each entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 12 months of his or her then current annual base salary, (ii) a lump sum cash amount equal to 100% of his or her target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 100%).

Further, under the Severance Plan, if, outside the change in control period, any plan participant is terminated for any reason other than cause, death or disability or, in the case of certain plan participants (including our named executive officers), a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. Upon the occurrence of such an event, Mses. Powell and Jurich and Mr. Fenster are each entitled to receive the following: (i) continuing payments of his or her then current annual base salary for a period of 12 months following the termination date, (ii) a prorated amount of the average aggregate amount of the actual bonus payments paid to him or her during each of the two fiscal years immediately preceding the fiscal year of his or her termination date and payable over a period of 12 months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) 50% of all unvested equity awards held by such plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 50%). Upon the occurrence of the same such an event, Ms. Steele and Messrs. vonReichbauer and Dawson are each entitled to receive the following: (i) continuing payments of his or her then current annual base salary for a period of six months following the termination date, (ii) a prorated amount of the average aggregate amount of the actual bonus payments paid to him or her during each of the two fiscal years immediately preceding the fiscal year of the termination date and payable over a period of six months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of six months following termination, and (iv) 50% of all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full (with the vesting of any equity awards subject to performance vesting accelerated assuming the performance criteria had been achieved at 50%).

In order to receive the severance benefits, our executive officers must sign and not revoke a release of claims in our favor within a specified timeframe.

Mr. Dawson’s Separation Agreement. Mr. Dawson entered into a Separation and General Release Agreement (the “Separation Agreement”) on December 31, 2021 in connection with him stepping down from the role of Chief Operating Officer on December 31, 2021 and continuing to be a non-employee advisor to us through April 30, 2022 (“Advisory Services Period”). Pursuant to the Separation Agreement and in exchange for the advisory services, we provided Mr. Dawson with a cash severance payment of $220,000, prorated bonus payment of $324,605, and acceleration of certain equity awards (such acceleration valued at $1,902,784 using the fair market value as of December 31, 2021), as set forth in the Separation Agreement. The Separation Agreement also contains standard terms and conditions for arrangements of this type, including a release of claims provision.

Pay Ratio Disclosure

We are providing below the ratio of the annual total compensation of our Chief Executive Officer, Mary Powell, to the annual total compensation of our median employee (excluding our Chief Executive Officer). For fiscal year 2021:

•Ms. Powell’s annual total compensation, annualized due to her time in the role in 2021, was $7,689,829;
•The annual total compensation of our median employee was $57,719; and
•The ratio of Ms. Powell’s annual total compensation to the annual total compensation of our median employee was 133 to 1.
To identify our median employee, we took the following steps:
•We selected December 31, 2021, the last day of our 2021 fiscal year, as the determination date for purposes of identifying our median employee.
•We selected our median employee based on approximately 9,200 full-time, and part-time workers who were employed as of the determination date.
•We selected our median employee using a compensation measure of total Federal taxable W-2 earnings for fiscal year 2021 that consists of cash compensation (base salary, hourly wages, overtime pay, and quarterly and annual incentive compensation) and other taxable earnings.
•We did not rely on the data privacy or de minimis exceptions pursuant to SEC rules. We also did not annualize compensation for any employees that were only employed for part of fiscal year 2021, nor did we use any cost-of-living adjustment.
•All employees except for our Chief Executive Officer were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our Chief Executive Officer and other NEOs for purposes of the Summary Compensation Table. This annual total compensation amount for our median employee was then compared to the amount reported in the “Total” column for our Chief Executive Officer in the Fiscal 2021 Summary Compensation Table to determine the pay ratio.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2021. Information is included for equity compensation plans approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options(1) ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(2)	8,340,204	(4)	12.10	15,887,371
Equity compensation plans not approved by stockholders(3)	2,349,841	(5)	26.71	10,887,929
Total	10,690,045			26,775,300
______________________
(1)    The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the RSUs or PSUs have no exercise price.
(2)    Includes the following plans: 2008 Equity Incentive Plan, Mainstream Energy Corporation 2009 Stock Plan, 2013 Equity Incentive Plan, 2014 Equity Incentive Plan, 2015 Equity Incentive Plan (“2015 Plan”) and our Employee Stock Purchase Plan (“ESPP”). Our 2015 Plan provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2025, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of (i) 10,000,000 shares; (ii) 4% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our board of directors may determine. Our ESPP provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2035, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of (i) 5,000,000 shares; (ii) 2% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.
(3)    Includes the following plans which have been assumed by us in connection with our acquisition of Vivint Solar: the V Solar Holdings, Inc. 2013 Omnibus Incentive Plan and the Sunrun-VSI 2014 Equity Incentive Plan (the “2014 Plan”). The 2014 Plan provides that, on the first day of each fiscal year commencing in 2015 and ending in the fiscal year of the 2014 Plan’s termination in 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to the lesser of (i) 8,800,000 shares (or 4,840,000 shares, adjusted for the exchange ratio used to convert Vivint Solar stock awards into Sunrun stock awards in connection with the acquisition (the “exchange ratio”)); (ii) 4% of the total number of Vivint Solar shares outstanding on the last day of the immediately preceding fiscal year (which will equal the number of Vivint Solar shares outstanding immediately prior to the consummation of the acquisition, adjusted for the exchange ratio), or (iii) such other amount as our board of directors may determine. The material features of the 2014 Plan are set forth under Note 17 of the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)    This number includes 2,739,595 shares subject to RSUs or PSUs.
(5)    This number includes 1,745,711 shares subject to RSUs or PSUs.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class I directors will be elected for a three-year term.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our nominating, governance, and sustainability committee has recommended, and our board of directors has approved, Lynn Jurich, Alan Ferber, and Manjula Talreja as nominees for election as Class I directors at the Annual Meeting. If elected, Ms. Jurich, Mr. Ferber, and Ms. Talreja will serve as Class I directors until our 2025 annual meeting of stockholders. Ms. Jurich, Mr. Ferber, and Ms. Talreja are currently directors of our company. For information concerning the nominees, please see the section titled “Directors, Executive Officers and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Jurich, Mr. Ferber, and Ms. Talreja. We expect that each of Ms. Jurich, Mr. Ferber, and Ms. Talreja will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required
The election of directors requires a plurality vote of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2022. During our fiscal year ended December 31, 2021, EY served as our independent registered public accounting firm.
Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the virtual Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$6,966,600	$7,258,000
Audit-Related Fees	—	—
Tax Fees(2)	76,467	484,000
All Other Fees(3)	1,375	1,665
Total Fees	$7,044,442	$7,743,665
______________________
(1)    Audit Fees for 2021 and 2020 consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, including fees related to audits of investment funds to be performed, review of our quarterly consolidated financial statements, assistance with and review of documents filed with the SEC and professional services provided in connection with EY’s report on internal controls over financial reporting for the consolidated financial statements. The Audit Fees incurred in 2020 also include fees relating to services performed in connection with the acquisition of Vivint Solar, Inc. and estimated fees for audits of Vivint investment funds to be performed.

(2)    Tax Fees consist of fees for tax advice and tax planning. These services included tax advice related to the Vivint acquisition.

(3)    All other fees consist of fees for accessing EY’s online research database.
Auditor Independence
In our fiscal year ended December 31, 2021, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to EY for our fiscal years ended December 31, 2021 and 2020 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of EY as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Sunrun Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”
Vote Required
Advisory approval of this Proposal No. 3 requires the vote of the holders a majority of the shares present virtually or by proxy at the Annual Meeting and entitled to vote thereon.

Because the vote is advisory, it is not binding on us, our compensation committee or our board of directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4 STOCKHOLDER PROPOSAL REGARDING THE USE OF CONCEALMENT CLAUSES

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by Nia Impact Capital. Nia Impact Capital has notified us that it has been a continuous owner of shares of our common stock with a market value of at least $2,000 for at least a year and intends to present the following proposal at the annual meeting. Nia Impact Capital’s address is 4900 Shattuck Ave, #3648, Oakland, California 94609. The stockholder proposal will be required to be voted upon at the annual meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

RESOLVED:

Shareholders of Sunrun, Inc. (“Sunrun”) ask that the Board of Directors prepare a public report assessing the potential risks to the company associated with its use of concealment clauses in the context of harassment, discrimination and other unlawful acts. The report should be prepared at reasonable cost and omit proprietary and personal information.

SUPPORTING STATEMENT:

Concealment clauses are defined as any employment or post-employment agreement, such as arbitration, non-disclosure or non-disparagement agreements, that Sunrun asks employees or contractors to sign which would limit their ability to discuss unlawful acts in the workplace, including harassment and discrimination.

WHEREAS:

Sunrun may wisely use concealment clauses in employment agreements to protect corporate information, such as intellectual capital and trade secrets. However, harassment, discrimination are not trade secrets, nor are they core to Sunrun’s operations or needed for competitive reasons.

In September, 2021, specific to its requirement that employees sign a Mutual Arbitration Agreement Sunrun provided its employees the choice to opt out of arbitration for sexual misconduct claims.1 It did not release employees from arbitration for other harassment and discrimination claims, such as those relating to an employee’s race or ethnicity. Given its ongoing arbitration requirement, as well as its potential use of other concealment clauses, investors cannot be confident in their knowledge of Sunrun's workplace culture.

A healthy workplace culture is linked to strong returns. McKinsey found that companies in the top quartile for workplace culture post a return to shareholders 60 percent higher than median companies and 200 percent higher than organizations in the bottom quartile.2 A study by the Wall Street Journal found that over a five-year period, the 20 most diverse companies in the S&P 500 had an average annual stock return that was almost six percentage points higher than the 20 least diverse companies.3

In contrast, a workplace that tolerates harassment invites legal, brand, financial and human capital risk. Companies may experience reduced morale, lost productivity, absenteeism and challenges in attracting and retaining talent.4 Employees who engage in harmful behavior may also be shielded from accountability.

Pinterest paid $22.5 million to settle a gender discrimination lawsuit brought by a former executive after years of binding employees who settled discrimination claims to concealment agreements. Shareholders ultimately sued Pinterest executives alleging a breach of fiduciary duty by “perpetrating or knowingly ignoring the long-standing and systemic culture of discrimination and retaliation.”5 Similarly, in 2020, Alphabet agreed to limit confidentiality restrictions associated with harassment and discrimination cases as part of a $300 million settlement of shareholder lawsuits alleging the company created a toxic work environment.6

California law prohibits concealment clauses in employment agreements involving recognized forms of discrimination and unlawful activity.7 Sunrun works under a patchwork of state laws related to the use of concealment clauses and may benefit from consistent practices across all employees and contractors.

1https://d1io3yog0oux5.cloudfront.net/_32b46429bf5f7a13e8298b6df315a546/sunrun/db/289/2340/file/Sunrun+Report+Regarding+Employment-Related+Arbitration.pdf
2https://www.mckinsey.com/business-functions/organization/our-insights/the-organization-blog/culture-4-keys-to-why-it-matters
3https://www.wsj.com/articles/the-business-case-for-more-diversity-11572091200

4https://conference.iza.org/conference_files/LaborMarkets_2021/sockin_j28322.pdf
5https://www.institutionalinvestor.com/article/b1phvnsfffr2bp/Retirement-System-Sues-Pinterest-Board-and-Execs-Over-Discrimination
6https://www.nytimes.com/2020/09/25/technology/google-sexual-harassment-lawsuit-settlement.html
7https://www.marketwatch.com/story/silenced-no-more-act-becomes-law-in-california-crippling-ndas-11633705395

***

Supporting Statement of the Board

The Company recommends a vote for this proposal, due to the fact that our current business practice is consistent with the spirit of the proposal. Our practice regarding employment and post-employment agreements is to not include concealment clauses restricting disclosure of facts underlying claims of harassment, discrimination, and other unlawful acts. We deeply value transparency and believe that our employees and contractors should not be restricted from speaking openly, including about discrimination, harassment, or other forms of unlawful activity if any such activity were to occur.

We condemn discrimination and harassment of any kind and are fully committed to creating a workplace that is both respectful and safe and in which our employees are able to thrive and fulfill their potential. We have designed our workplace and policies, such as our Code of Business Conduct and Ethics, to provide all employees with a respectful and safe working environment by prohibiting discrimination, harassment, retaliation, reprisal, threats, retribution, or other misconduct at work. The diversity of our employees and the openness of our corporate culture are tremendous assets. The Company is firmly committed to providing equal opportunity in all aspects of employment and does not tolerate unlawful discrimination or harassment of any kind.

Vote Required
The proposal relating to a public report on the use of concealment clauses requires the affirmative vote of a majority of the shares of our common stock present virtually or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE STOCKHOLDER PROPOSAL REGARDING REPORTING ON THE USE OF CONCEALMENT CLAUSES.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the company’s website at www.sunrun.com on the “Governance Documents” page under the “Investor Relations – Leadership & Governance” section. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•    reviewed and discussed the audited financial statements with management and EY;
•    discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (“SEC”); and
•    received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.
Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Gerald Risk (Chair)
Leslie Dach
Sonita Lontoh
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2022 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our named executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 208,893,586 shares of our common stock outstanding as of March 1, 2022. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2022 and issuable upon the vesting of RSUs held by the person within 60 days of March 1, 2022. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sunrun Inc., 225 Bush Street, Suite 1400, San Francisco, California 94104. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Mary Powell(1)	34,864	*
Lynn Jurich(2)	4,442,244	2.13%
Tom vonReichbauer(3)	163,020	*
Edward Fenster(4)	3,054,766	1.46%
Jeanna Steele(5)	104,100	*
Chris Dawson(6)	350,420	*
Katherine August-deWilde(7)	103,531	*
Leslie Dach(8)	64,101	*
Alan Ferber(9)	26,596	*
Gerald Risk(10)	463,806	*
Sonita Lontoh(11)	2,232	*
Manjula Talreja(12)	—	*
All executive officers and directors as a group (13 persons)(13)	8,959,131	4.29%
5% Stockholders:
BlackRock, Inc.(14)	29,653,775	14.2%
The Vanguard Group, Inc.(15)	17,940,655	8.59%

______________________
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Consists of 34,864 shares held of record by Ms. Powell.
(2)Consists of (i) 1,263,169 shares held of record by Ms. Jurich, (ii) 1,600,000 shares held of record by Jurich Murray Holdings LLC, (iii) 1,523,481 shares issuable pursuant to outstanding stock options held by Ms. Jurich which are exercisable within 60 days of March 1, 2022, and (iv) 55,594 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2022.
(3)Consists of (i) 32,409 shares held of record by Mr. vonReichbauer, (ii) 122,575 shares issuable pursuant to outstanding stock options held by Mr. vonReichbauer which are exercisable within 60 days of March 1, 2022, and (iii) 8,036 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2022.
(4)Consists of (i) 1,468,697 shares held of record by Mr. Fenster, (ii) 1,570,042 shares issuable pursuant to outstanding stock options held by Mr. Fenster which are exercisable within 60 days of March 1, 2022, and (iii) 16,027 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2022.
(5)Consists of (i) 64,162 shares held of record by Ms. Steele, (ii) 31,723 shares issuable pursuant to outstanding stock options held by Ms. Steele which are exercisable within 60 days of March 1, 2022, and (iii) 8,215 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2022.
(6)Consists of (i) 115,504 shares held of record by a trust for the benefit of Mr. Dawson and his family, (ii) 7,586 shares held of record by Mr. Dawson, (iii) 222,422 shares issuable pursuant to outstanding stock options held by Mr. Dawson which are exercisable within 60 days of March 1, 2022, and (iv) 4,908 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2022.
(7)Consists of 103,531 shares held of record by a trust for the benefit of Ms. August-deWilde and her family.
(8)Consists of (i) 63,664 shares held directly by Mr. Dach, and (ii) 437 shares held of record by Mr. Dach’s spouse.
(9)Consists of 26,596 shares held of record by Mr. Ferber.
(10)Consists of (i) 267,569 shares held of record by a trust for the benefit of Mr. Risk and his family, (ii) 76,237 shares held directly by Mr. Risk, and (iii) 120,000 shares issuable pursuant to outstanding stock options held by Mr. Risk which are exercisable within 60 days of March 1, 2022.
(11)Consists of 2,232 shares held of record by Ms. Lontoh.
(12)Ms. Talreja joined the Company in January 2022.
(13)Consists of (i) 5,194,408 shares held of record, (ii) 3,671,943 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 1, 2022, and (iii) 92,780 shares issuable pursuant to outstanding RSUs which will vest within 60 days of March 1, 2022.
(14)This information is as of December 31, 2021 and is based solely on information contained in the Schedule 13G/A filed with the SEC on March 11, 2022. As of March 11, 2022, the reporting date of the most recent filing with the SEC by entities affiliated with BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 28,406,508 shares and sole dispositive power with respect to 29,653,775 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(15)As of December 31, 2021, the reporting date of the most recent filing with the SEC by entities affiliated with The Vanguard Group, Inc. (“Vanguard”) pursuant to Section 13(g) of the Exchange Act filed on February 10, 2022, Vanguard has sole voting power with respect to 0 shares, shared voting power with respect to 127,037 shares, sole dispositive power with respect to 17,679,250 shares, and shared dispositive power with respect to 261,405 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving transactions with related persons. Our audit committee charter provides that our audit committee shall review and approve in advance any related person transactions. Our board of directors has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
Since the beginning of our last fiscal year, there are no transactions, to which we were a party or will be a party, and none are currently proposed, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement, Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate proxy materials, including the Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or us. Direct your written request to us to the Sunrun Inc., Attention: Investor Relations, 225 Bush Street, Suite 1400, San Francisco, CA 94104 or by telephone at (415) 510-4833. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact us at the above address or phone number.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2021, all Section 16(a) filing requirements were satisfied on a timely basis, other than the following exception: a late filing for Mr. Dach was submitted on February 25, 2022 due to an investment broker's administrative error.

OTHER MATTERS
Fiscal Year 2021 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10‑K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.sunrun.com under “Investors – Filings & Financials” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Sunrun Inc., Attention: Investor Relations, 225 Bush Street, Suite 1400, San Francisco, California 94104.
*    *    *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 20, 2022

SUNRUN

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RUN2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D80526-P65283 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SUNRUN INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lynn Jurich
02) Alan Ferber
03) Manjula Talreja

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐
3. The advisory proposal of the compensation of our named executive officers ("Say-on-Pay").	☐	☐	☐
4. Stockholder proposal relating to a public report on the use of concealment clauses.	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D80527-P65283

SUNRUN INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
June 2, 2022 at 8:30 a.m. Pacific Time

The undersigned hereby appoints Mary Powell, Ed Fenster, Tom vonReichbauer and Jeanna Steele, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Sunrun Inc. (the "Company") held of record by the undersigned at the close of business on April 7, 2022, with all powers which the undersigned would possess if present at the 2022 Annual Meeting of Stockholders of the Company to be held on June 2, 2022 at 8:30 a.m. Pacific Time or at any adjournment or postponement thereof. Receipt of the Notice of the 2022 Annual Meeting of Stockholders and Proxy Statement and the 2021 Annual Report is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side